Exhibit 1
                               LOAN AGREEMENT

THIS LOAN AGREEMENT, made as of July 11, 2002, is by and between CTMPII FC LF (MS) a Cayman Islands exempted company, having an address c/o Capital Trust, Inc., 410 Park Avenue, New York, New York 10022, Attention: Loan Administrator, Telefax Number (212) 655-0044 (together with its successors and assigns, "Lender"), LFSRI II SPV REIT CORP., a Delaware corporation with an address at c/o Lazard Freres Real Estate Investors L.L.C., 30 Rockefeller Plaza, 50th Floor, New York, NY 10020 Attention: General Counsel, Telefax Number: (212) 332-1793 ("LFSRI II Borrower"), and SENIOR QUARTERS FUNDING CORP., a Delaware corporation having the same address as LFSRI II Borrower ("Senior Quarters Borrower"; Senior Quarters Borrower and LFSRI II Borrower are hereinafter individually and collectively referred to as "Borrower").

                                  RECITALS

     WHEREAS, Borrower desires to obtain a loan (the "Loan") from Lender in the principal amount of up to SIXTY-FIVE MILLION DOLLARS ($65,000,000.00) (the "Loan Amount");

     WHEREAS, Lender is willing to make the Loan on the condition that Borrower execute and deliver this Agreement which shall establish the terms and conditions of the Loan;

     NOW, THEREFORE, in consideration of the making of the Loan and the mutual covenants and agreements set forth in this Agreement, the parties hereby covenant and agree as follows:


                            CERTAIN DEFINITIONS

     Definitions. For all purposes of this Agreement:

     the terms defined in this Article I have the meanings assigned to them in this Article I, and include the plural as well as the singular;

     all accounting terms have the meanings assigned to them in accordance with GAAP;

     the words "herein", "hereof", and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or other subdivision; and

     the following terms have the following meanings:

     "AAC III" means American Apartment Communities III, L.P., a Delaware limited partnership.

     "AAC, Inc." means American Apartment Communities III, Inc., a Maryland corporation which is a REIT.

     "AACDEC Transfer" has the meaning set forth in Section 2.6(b).

     "AACDK Entities" means any of ARV, Atria, Cliveden, the Destination Entities and Kapson.

     "Accounts" has the meaning set forth in Section 3.4.

     "Additional Interest" means collectively the Extension Additional Interest Payment, the Exit Additional Interest Payment and the Unfunded Commitment Additional Interest Payment.

     "Advanced Interest Reserve" has the meaning set forth in Section
2.1(e).

     "Affiliate" of any specified Person means any Person controlling, controlled by or under common control with such specified Person. For the purposes of this Agreement, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise; and the terms "controls", "controlling" and "controlled" have the meanings correlative to the foregoing.

     "Agreement" means this Loan Agreement, as the same may from time to time hereafter be modified, supplemented or amended.

     "Amortization Commencement Date" means the first Payment Date which occurs following the first full Fiscal Quarter ending after the Senior Loan is repaid in full.

     "ARV" means ARV Assisted Living, Inc., a Delaware corporation.

     "Assignee" has the meaning set forth in Section 8.34.2.

     "Assisted Living Investments" means, collectively, ARV, Atria and
Kapson.

     "Atria" means Atria, Inc., a Delaware corporation.

     "Atria Advance" has the meaning set forth in Section 2.1.

     "Atria Holdings" means Atria Holdings LLC, a Delaware limited liability corporation.

     "Atria Portfolio Loan" means a proposed loan to be made by Lender or an affiliate or subsidiary thereof to a subsidiary of Atria and/or Kapson.

     "Board Replacement Entities" means any of AAC III, AAC, Inc., the Destination Entities and Cliveden.

     "Boards" has the meaning set forth in Schedule III.

     "Borrower" has the meaning provided in the preamble to this Agreement.

     "Borrower's Certificate" means a certificate of the chief financial officer of the Borrower, in form and substance satisfactory to Lender in Lender's discretion, dated as of the Closing Date.

     "Borrower Control Group" means each of LFSRI II, LFSRI II Alternative, LFSRI-CADIM, AAC, Inc., Prometheus SE LLC, Prometheus SERT, LSFRI II Assisted, Prometheus Assisted, Prometheus ES, Prometheus Interim, Prometheus UK, Prometheus Senior Quarters, Prometheus SQ Holdings, Atria Holdings, LFSRI SPV, LFSRI II ES and any direct or indirect Subsidiary of Prometheus Senior Quarters formed to hold the investment in Atria and/or Kapson.

     "BT Agreement" means that certain Second Amended and Restated Credit Agreement dated as of October 11, 2001, among Atria, LFSRI II, LFSRI II Alternative, LFSRI-CADIM, Kapson, Hillhaven Properties, Ltd., Atria Stony Brook, LLC, Atrium at Weston Court, LLC, Atria Springdale, LLC, Kapson Tinton Falls Corp., and Bankers Trust Company.

     "BT Guaranty" means the guaranty dated as of October 11, 2001 contained in Article XIII of the BT Agreement.

     "Business Day" means any day other than (i) a Saturday or a Sunday, and (ii) a day on which federally insured depository institutions in New York are authorized or obligated by law, regulation, governmental decree or executive order to be closed.

     "Calculation Date" means each date, from and after the Effective Date, on which a determination of Debt Service Coverage Ratio is made by Lender.

     "Certificate of U.S. Withholding Status" means a certificate substantially in the form of Exhibit B attached hereto.

     "Chase" means JPMorgan Chase Bank.

     "Chief Financial Officer" means the chief financial officer of a specified Entity.

     "Claim" has the meaning set forth in Section 8.29.

     "Cliveden" means Cliveden Limited, a private company organized under the laws of England and Wales.

     "Closed Period" has the meaning set forth in Section 2.6.

     "Closing Date" means July 11, 2002.

     "Code" or "IRC" means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, together with applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

     "Collateral" means, collectively, all property of any kind whatsoever of Borrower, including the collateral granted to Lender pursuant to the Pledge Agreements and Collateral Assignment and any collateral described in any Loan Document, and all Proceeds and products of any of the foregoing, all whether now owned or hereafter acquired, and all other property in which Borrower may now or hereafter have an interest; provided; however, that, as under the Senior Loan, Borrower shall only be required to pledge the proceeds of its interest in PMAIT. In no event shall any Dividends and Distributions in excess of 50% thereof paid or payable from time to time by PMAIT to Borrower constitute Collateral under this Agreement or any of the Loan Documents.

     "Collateral Assignments" means the Collateral Assignments, dated as of the date hereof, delivered by Borrower and its Affiliates in favor of Lender, pursuant to Section 3.1 of this Agreement, and the additional collateral assignments to be delivered to Lender from time to time in accordance with Sections 2.1, 2.2, 5.1(o) and 6.1(i) of this Agreement, as the same may be hereafter modified, amended or supplemented from time to time.

     "Conduit Entity" means any entity treated as a "conduit" under U.S. Treasury Regulation Section 1.881-3 or applicable successor provision.

     "Contingent Obligation" means any obligation of a Person guaranteeing any indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of Borrower, whether or not contingent: (i) to purchase any such primary obligation, or any property constituting direct or indirect security therefor; (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner or obligee under any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (iv) otherwise to assure or hold harmless the owner or obligee under such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum anticipated liability in respect thereof (assuming that the contingently obligated Person is required to perform thereunder) as determined by Lender in good faith.

     "Convertible Securities" means, with respect to any Entity, any security, right, subscription, warrant, option, "phantom" stock right or other any agreement, instrument, indenture, security agreement or other contract that gives the right to (i) purchase or otherwise receive or be issued any Equity Interests in such Entity or any security of any kind convertible into or exchangeable or exercisable for any Equity Interests in such Entity or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of Equity Interests of such Entity, including any rights to participate in the equity or income of such Entity or to participate in or direct the election of any directors or officers of such Entity or the manner in which any Equity Interests in such Entity are voted.

     "Cost Exclusions" means, (i) payments due to no more than 150 Persons on account of preferred stock held by such Persons in the applicable member of the Borrower Control Group necessary for REIT qualification, and (ii) income taxes due and payable by the applicable member of the Borrower Control Group or its respective members or partners therein on account of a specified transaction.

     "Covered Taxes" means taxes other than Excluded Taxes.

     "CTIMCO" means CT Investment Management Co., LLC.

     "Debt Service" means, on any Calculation Date, the sum of the amount of interest, the amount of all amortization payments and any Default Rate interest, Late Charges, and Unfunded Commitment Additional Interest Payments that become due and payable in accordance with the Loan Documents during the Fiscal Quarter in which such Calculation Date occurs, all as determined with respect to (x) the Principal Indebtedness outstanding on such Calculation Date plus, (y) if the determination of Debt Service is made under Section 2.1(b), the amount of any requested advance of the Unfunded/Unreserved Loan Amount. The interest rate to be applied to any calculation of Debt Service shall be (i) the actual Interest Rate applicable to payments of Debt Service made or accrued during the applicable Fiscal Quarter, and (ii) the Interest Rate in effect on the Calculation Date with respect to Debt Service not yet due and payable for the remainder of such Fiscal Quarter.

     "Debt Service Achievement" means that, on any Calculation Date (y) during the Initial Term, the Debt Service Coverage Ratio shall be at least 1.2:1 and (z) during the Extended Term, the Debt Service Coverage Ratio shall be at least 1.3:1.

     "Debt Service Coverage Ratio" means, on any Calculation Date, the ratio of Net Cash Flow for the Fiscal Quarter immediately preceding the Fiscal Quarter in which the Calculation Date occurs, to Debt Service for the Fiscal Quarter in which the Calculation Date occurs.

     "Debt Service Payments" has the meaning set forth in Section 2.1(e).

     "Deemed Loan Amount Reduction" has the meaning set forth in Section
2.1.

     "Default" means the occurrence of any event which, but for the giving of notice or the passage of time, or both, would be an Event of Default.

     "Default Rate" means the per annum interest rate equal to the lesser of (i) the Maximum Amount or (ii) the Interest Rate plus five percent (5%).

     "Deposit Account" has the meaning set forth in Section 3.3.

     "Deposit Account Agreement" means that certain Deposit and Security Agreement dated as of the date hereof entered into among Borrower and certain members of the Borrower Control Group, Lender, Chase and the Servicer, as the same may hereafter be modified, amended or supplemented from time to time.

     "Destination Entities" means Destination Europe Limited and
Destination Europe USA.

     "Destination Europe Limited" means Destination Europe Limited, a private company organized under the laws of England and Wales.

     "Destination Europe USA" means Destination Europe USA, LLC, a Delaware limited liability company.

     "Determination Date" means with respect to any Interest Accrual Period, the date which is two (2) Eurodollar Business Days before the commencement of such Interest Accrual Period.

     "Direction Letters" means the direction letters pursuant to which each applicable Operating Company (excluding Cliveden and the Destination Entities) or member of the Borrower Control Group is directed by Borrower or the applicable member of the Borrower Control Group to pay directly into the Deposit Account any and all payments of Dividends and Distributions on account of such Borrower's or Borrower Control Group member's interest therein.

     "Dividends and Distributions" means all cash, securities, dividends, distributions, proceeds and other property at any time paid or payable to a Person on account of its Equity Interest in another Person.

     "Effective Date" has the meaning set forth in Section 3.3.

     "Entity" means a corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association, or any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

     "Equity Interests" means, with respect to an Entity (i) if such Entity is a limited partnership, partnership interests, associated voting rights and Convertible Securities in such Entity, or (ii) if such Entity is a limited liability company, membership interests (or shares), associated voting rights and Convertible Securities in such Entity, or (iii) if such Entity is a corporation or a business trust, the share or stock interests, associated voting rights and Convertible Securities in such Entity, or (iv) with respect to any other Entity, the ownership interests therein.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

     "ERISA Affiliate" means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code, of which Borrower is a member, and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code, of which Borrower is a member.

     "ERISA Investor" means an investor which is an employee benefit plan subject to Part 4 of Title I of ERISA.

     "Eurodollar Business Day" means a Business Day on which banks in the City of London, England are open for interbank or foreign exchange transactions.

     "Event of Default" has the meaning set forth in Section 7.1.

     "Excluded Taxes" means, with respect to any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income or profits by reason of any connection between Lender or any other party entitled to receive payment hereunder and the relevant taxing jurisdiction, including, without limitation, a connection arising from such other Person being or having been a citizen, domiciliary, or resident of such jurisdiction, being organized in such jurisdiction, or having or having had a permanent establishment, branch or other fixed place of business therein, but excluding a connection arising solely from such Person having executed, delivered, performed its obligations or received any payment under this Agreement, (b) any taxes imposed by reason of the Lender or such other party being a Conduit Entity, (c) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is located, (d) in the case of a Foreign Lender, any tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 2.13, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such Tax pursuant to Section 2.9 and
(e) in the case of a Foreign Lender which is an assignee, any tax that is imposed on amounts payable to such Foreign Lender which would not have been imposed if CTMPII FC LF (MS) had not assigned the Loan.

     "Exit Additional Interest Payment" means two percent (2.0%) of the aggregate advances (including re-advances) made under the Loan; provided, however, that the Exit Additional Interest Payment actually paid by Borrower shall not exceed $1,300,000, in the aggregate.

     "Extended Maturity Date" has the meaning set forth in Section 2.5(h).

     "Extended Term" shall mean the period commencing on the Maturity Date and, provided that the Loan has been extended in accordance with the provisions of Section 2.5(h), terminating on the earlier to occur of the Extended Maturity Date or the date the Indebtedness is paid in full.

     "Extension Additional Interest Payment" means an amount equal to one percent (1%) of the Principal Indebtedness that remains outstanding on the Maturity Date (after taking into account any regularly scheduled quarterly amortization or other amortization payments on or prior to such date).

     "Fee Letter" means that certain letter agreement dated as of the date hereof between Borrower and CTIMCO.

     "Final Advance" has the meaning set forth in Section 2.1.

     "Fiscal Quarter" means each 3-month period ending on January 31, April 30, July 31 and October 31 of each year; provided however that for the purposes of Section 5.1(i), the term "fiscal quarter" shall mean each calendar quarter.

     "Fiscal Year" means the 12-month period ending on January 31 of each year or such other fiscal year of Borrower as Borrower may select from time to time with the prior written consent of Lender, such consent not to be unreasonably withheld or delayed; provided however that for the purposes of Sections 5.1(i) and 5.1(q), the term "Fiscal Year" shall mean each calendar year.

     "Foreign Lender" means any Lender that is not a "United States person" (as such term is defined in Section 7701(a)(30) of the Code).

     "Fund" means the collective reference to LFSRI II, LFSRI II
Alternative and LFSRI-CADIM.

     "Funding Fee" means one percent (1%) of the amount of each advance (including re-advances) of any portion of the Loan, which Funding Fee shall be paid by Borrower to CTIMCO pursuant to the terms of the Fee Letter; provided, however, that the Funding Fees actually paid by Borrower shall not exceed $650,000, in the aggregate.

     "GAAP" means generally accepted accounting principles consistently applied in the United States of America as of the applicable date.

     "Governmental Authority" means any national, federal, state, regional or local government, or any other political subdivision of any of the foregoing, in each case with jurisdiction over the relevant Entity, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "GS Atria Loan" means that certain loan made by The Royal Bank of Scotland PLC to A98 Senior L.L.C., K98 Senior L.L.C., A2000 Senior L.L.C., Atria Assisted Living, Virginia Beach, L.L.C., Atria Assisted Living, Primacy, L.L.C. and Atria Assisted Living, Stamford, L.L.C. in the current principal amount of $144,461,345.17.

     "Guaranty" means the Guaranty of even date herewith from LFSRI II, LFSRI II Alternative and LFSRI-CADIM to Lender.

     "Holdings" means TRC Westfields Holdings L.L.C., a Virginia limited liability company.

     "Impositions" means all taxes other than Excluded Taxes (including all real estate, ad valorem, sales (including those imposed on lease rentals), use, single business, franchise, income, gross receipts, value added, intangible transaction privilege, privilege, license or similar taxes), assessments, ground rents, water, sewer or other rents and charges, excises, levies, fees (including license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every character.

     "including" means including without limiting the generality of the foregoing.

     "Indebtedness" means, at any given time, the Principal Indebtedness, together with all accrued and unpaid interest, including Default Interest and Late Charges thereon, Additional Interest, Funding Fees and all other monetary obligations due to Lender or CTIMCO pursuant hereto, under the Note, the Fee Letter or in accordance with any of the other Loan Documents, and all other amounts, sums and expenses paid by or payable to Lender which Borrower is obligated to pay hereunder or pursuant to the Note or any of the other Loan Documents at such time.

     "Indemnified Party" shall have the meaning set forth in Section 8.29.

     "Independent Director" means, with respect to a corporation, a duly appointed member of the board of directors of such corporation, reasonably satisfactory to Lender, who shall not have been at the time of such individual's appointment, and may not have been at any time during the five years preceding such appointment, and shall not be at any time while serving as Independent Director: (i) a direct or indirect legal or beneficial owner of, or an officer, director, attorney, counsel, partner, member or employee of, such corporation or any Affiliate thereof, (ii) a customer or creditor of, or supplier or contractor to, or other Person who derives more than 10% of its purchases or revenues from its activities with such corporation or any Affiliate thereof, (iii) a Person controlling, controlled by or under common control with any such direct or indirect legal or beneficial owner, officer, director, attorney, counsel, partner, member, employee, customer, creditor, contractor supplier or other Person, or (iv) a member of the immediate family of any such direct or indirect legal or beneficial owner, officer, director, attorney, counsel, partner, member, employee, customer, creditor, contractor, supplier or other Person. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities or a person or entity, whether through ownership of voting securities or other beneficial interest, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing. Notwithstanding the foregoing, a director designated in the ordinary course of the provision of services by Corporation Trust Company, Inc. or a similar corporate service Entity shall be deemed an Independent Director.

     "Initial Advance" shall have the meaning set forth in Section 2.1.

     "Initial Term" shall mean the period commencing on the date hereof and terminating on the earlier to occur of the Maturity Date or the date the Indebtedness is paid in full.

     "Instruments" means all instruments, chattel paper, documents or other writings evidencing a right to payment, including all notes, drafts, acceptances, documents of title, guarantees and securities, now or hereafter received. "Instruments" shall include the meaning given to such term in the UCC.

     "Interest Accrual Period" means each period of time commencing with and including the first (1st) day of a calendar month to and including the last day of such calendar month during the term of the Loan. If the Closing Date shall occur on a date other than the first day of a calendar month, the first Interest Accrual Period shall commence on and include the Closing Date and end on and include the last day of the calendar month in which the Closing Date occurs. If the Closing Date shall occur on the last day of a calendar month, the first Interest Accrual Period shall consist of a one
(1) day period consisting of the Closing Date.

     "Interest Rate" means, for any Interest Accrual Period, a per annum interest rate equal to nine percent (9%) plus the greater of (i) three percent (3%) and (ii) LIBOR, adjusted on the first day of each Interest Accrual Period.

     "Intown" means Intown Holding Company, LLC, a Delaware limited liability company.

     "Intown Agreement" means the Amended and Restated Limited Liability Company Agreement, dated as of November 13, 1998, of Intown, as amended by the First Amendment, dated as of October 23, 2000, and by the Second Amendment, dated as of February 8, 2001.

     "Investor" has the meaning provided in Section 8.27.

     "Kapson" means Kapson Senior Quarters Corp., a Delaware corporation.

     "Konover Consent" means that certain letter of consent of Lender dated July 11, 2002 to Borrower, the Fund, Prometheus SERT and Prometheus SE LLC relating to a certain series of transactions in connection with the acquisition of KPT by Prometheus SERT and an affiliate of KIMCO Realty Corporation.

     "KPT" means Konover Property Trust, Inc., a Maryland corporation.

     "Late Charge" means the lesser of (i) five percent (5%) of any amount due but unpaid and (ii) the maximum late charge permitted to be charged under the laws of the State of New York.

     "Lazard Freres REI" means Lazard Freres Real Estate Investors L.L.C., a New York limited liability company which is the general partner of each of LFSRI II, LFSRI II Alternative, and LFSRI-CADIM.

     "Legal Requirements" means all statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, the Loan Documents, the Collateral or any part thereof, enacted or entered and in force as of the relevant date, and all permits and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower at any time in force affecting the Collateral or any part thereof.

     "Lender" has the meaning provided in the preamble to this Agreement.

     "LFSRI-CADIM" means LFSRI II-CADIM Alternative Partnership L.P., a Delaware limited partnership.

     "LFSRI II" means LF Strategic Realty Investors II L.P., a Delaware limited partnership.


     "LFSRI II Alternative" means LFSRI II Alternative Partnership L.P., a Delaware limited partnership.

     "LFSRI II Assisted" means LSFRI II Assisted Living LLC, a Delaware limited liability company.

     "LFSRI II Borrower" has the meaning given to such term in the preamble to this Agreement.

     "LFSRI II ES" means LFSRI II Extended Stay L.L.C., a Delaware limited liability company.

     "LFSRI SPV" means LFSRI II SPV E.S. Corp., a Delaware corporation.

     "Liabilities" has the meaning set forth in Section 8.34.3.

     "LIBOR" means with respect to each Interest Accrual Period, the rate (expressed as a percentage per annum, rounded to the nearest 100th) for deposits in U.S. dollars for a one-month period that appears on Telerate Page 3750 (or the successor thereto) as of approximately 11:00 a.m., London, England time, on the related Determination Date. If such rate does not appear on Telerate Page 3750 as of approximately 11:00 a.m., London, England time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Reuters Screen LIBOR Page as of approximately 11:00 a.m., London, England time, on such Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen LIBOR Page as of approximately 11:00 a.m., London, England time, on such Determination Date, Lender shall request the principal London, England office of any four major reference banks in the London interbank market selected by Lender to provide such bank's offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U. S. Dollars for a one-month period as of approximately 11:00 a.m., London, England time, on such Determination Date for amounts of not less than One Million U.S. Dollars (U.S. $1,000,000.00). If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Lender shall request any three major banks in New York City selected by Lender to provide such bank's rate (expressed as a percentage per annum) for loans in U.S. Dollars to leading European banks for a one month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts of not less than One Million U.S. Dollars (U.S. $1,000,000.00). If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. If fewer than two rates are so provided, then LIBOR for the applicable Interest Accrual Period shall be LIBOR that was in effect for the next preceding Interest Accrual Period. LIBOR shall be determined by Lender or its agent in accordance with this definition.

     "Lien" means any mortgage, deed of trust, deed to secure debt, lien (statutory or other), pledge, easement, restrictive covenant, hypothecation, assignment, preference, priority, security interest, or any other encumbrance or charge, or any interest in any of the foregoing, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement or similar instrument under the UCC or comparable law of any other jurisdiction, domestic or foreign, and mechanic's, materialmen's and other similar liens and encumbrances.

     "Loan" has the meaning given to such term in the Recitals.

     "Loan Amount" has the meaning given to such term in the Recitals.

     "Loan Documents" means, collectively, this Agreement, the Note, the Pledge Agreements, the Collateral Assignments, the Deposit Account Agreement, the Guaranty and all other agreements, instruments, certificates and documents executed and delivered by or on behalf of Borrower or any other Person to evidence or secure the Loan or otherwise in satisfaction of the requirements of this Agreement, or the other documents listed above, as each such agreement, instrument, certificate or document may be amended, supplemented or modified from time to time.

     "Material Adverse Condition" means the occurrence, after the date of this Agreement or, if earlier, the date of the financial statements most recently furnished to Lender (as the same may have been supplemented in writing) with respect to a specified Person, of (i) a material adverse change in the business or the financial condition or results of operations of a specified Person, (ii) a material adverse change in the ability of a specified Person to make any payment payable by such Person under or to perform any or all of such Person's other material obligations under this Agreement or any of the other Loan Documents, (iii) a condition or circumstance resulting in or causing any material adverse effect on the legality, validity or enforceability of any of the Loan Documents or Lender's ability to enforce any of its rights under the Loan Documents, or
(iv) a condition or circumstance resulting in or causing any material adverse effect on the Lien and security interest of Lender in, or the value of, the Collateral.

     "Maturity Date" means July 11, 2005, or such earlier date resulting from acceleration of the Indebtedness by Lender.

     "Maximum Amount" means the maximum rate of interest designated by applicable laws relating to payment of interest and usury.

     "Monthly Interest Payment Amount" means, with respect to any Payment Date, an amount equal to the aggregate of all accrued and unpaid interest on the Loan at the applicable Interest Rate, and all accrued and unpaid Unfunded Commitment Additional Interest Payments on the Loan as of the end of the immediately preceding Interest Accrual Period.

     "Monthly Payment Amount" means, with respect to any Payment Date, the Monthly Interest Payment Amount plus, on each February 1, May 1, August 1 and November 1 from and after the Amortization Commencement Date, a quarterly amortization payment in the amount of $2,000,000 on such Payment Date.

     "Moody's" means Moody's Investors Service, Inc.

     "Multiemployer Plan" means a Multiemployer Plan defined as such in
Section 3(37) of ERISA to which contributions have been made by Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

     "Net Cash Flow" means the aggregate amount of all interest and regularly scheduled principal payments, and ordinary dividends (but excluding dividends constituting extraordinary dividends, that is, dividends resulting from capital transactions and other non-recurring events) paid by all Operating Companies to Borrower or any member of the Borrower Control Group during any Fiscal Quarter; provided, that, to the extent any Operating Company declares a reduction in any such future dividends or shall have failed to pay any such interest when due (beyond applicable notice and cure periods, if any) or any such regularly scheduled principal payments, the actual amount of such interest, regularly scheduled principal payments or dividends paid to Borrower or the applicable member of the Borrower Control Group for the Fiscal Quarter preceding such declaration shall be deemed reduced in proportion to the amount such defaulted interest, principal payments and/or declared reduction in dividends bears to the aggregate amount of Net Cash Flow (it being understood that, in the case of an Assisted Living Investment, such deemed reduction shall be appropriately adjusted to take into account the limitations set forth in the following sentence). Notwithstanding anything to the contrary hereinabove provided, the interest, regularly scheduled principal payments and ordinary dividends paid by Assisted Living Investments shall not account for more than twenty (20%) percent of Net Cash Flow (determined after taking account of the limitation on Net Cash Flow from Assisted Living Investments as hereinabove provided and the resulting reduction, if any, in the corresponding computation of Net Cash
Flow).

     "Net Cash Flow Rejection Factor" means an amount equal to the product of (y) $5,000,000 multiplied by (z) a fraction, (i) the numerator of which is the aggregate amount of all interest and regularly scheduled principal payments, and ordinary dividends (but excluding dividends constituting extraordinary dividends, that is dividends resulting from capital transactions and other non-recurring events) paid by the Operating Company which is the subject of the Transfer in question to Borrower or any member of the Borrower Control Group during the Fiscal Quarter immediately preceding the Fiscal Quarter in which the Transfer in question was made and the attempted prepayment was rejected and (ii) the denominator of which is the aggregate amount of all interest and regularly scheduled principal payments, and ordinary dividends (but excluding dividends constituting extraordinary dividends, that is dividends resulting from capital transactions and other non-recurring events) paid by all Operating Companies to Borrower or any member of the Borrower Control Group during the Fiscal Quarter immediately preceding the Fiscal Quarter in which the Transfer in question was made and the attempted prepayment was rejected.

     "Net Equity Value" means the aggregate carry value of the Operating Companies as set forth in the LF Strategic Realty Investors II Quarterly Report distributed to its investors; provided, however, that if Lender objects to such carry value, the Net Equity Value shall mean the fair market value of the Fund's direct or indirect interest in the Operating Companies, as determined by Lender in its reasonable discretion. Notwithstanding anything to the contrary hereinabove provided, the carry value attributable to Assisted Living Investments shall not exceed twenty (20%) percent of the Net Equity Value (determined after taking account of the limitation on Net Equity Value attributable to Assisted Living Investments as hereinabove provided and the resulting reduction, if any, in the corresponding computation of Net Equity Value).

     "Net Equity Value Rejection Factor" means an amount equal to the product of (y) $200,000,000 multiplied by (z) a fraction, (i) the numerator of which is the aggregate carry value of the Operating Company which is the subject of the Transfer in question during the Fiscal Quarter immediately preceding the Fiscal Quarter in which the Transfer in question was made and the attempted prepayment was rejected and (ii) the denominator of which is the Net Equity Value during the Fiscal Quarter immediately preceding the Fiscal Quarter in which the attempted prepayment was rejected.

     "Note" means the promissory note, in form and substance satisfactory to Lender in Lender's discretion, dated the date hereof, made by Borrower to Lender pursuant to this Agreement, as such promissory note may be modified, amended, supplemented, extended or consolidated in writing, and any note(s) issued in exchange therefor or in replacement thereof.

     "Officers' Certificate" means a certificate delivered to Lender by Borrower which is signed by a senior executive officer of Borrower.

     "Operating Company" means each of AAC III, KPT, Intown, PMAIT, Rubenstein, ARV, Holdings, Cliveden, Atria, Kapson, and the Destination Entities.

     "Other Borrowings" means, as to a specified Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument,
(iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (iv) all indebtedness of such Person secured by a Lien on any property owned by such Person whether or not such indebtedness has been assumed, (v) all Contingent Obligations of such Person, and (vi) all payment obligations of such Person under any interest rate protection agreement (including any interest rate swaps, caps, floors, collars or similar agreements) and similar agreements; provided, however, that no indemnity, assurance or other agreement to hold harmless another Person which is given in the ordinary course of business or in connection with a Permitted Transfer shall constitute an "Other Borrowing."

     "Payment Breach" means the failure of Borrower to pay to Lender on any Payment Date the amount due and owing on such Payment Date pursuant to this Agreement.

     "Payment Date" means the first (1st) day of each calendar month during the Term of the Loan, and the Maturity Date (or, if applicable, the Extended Maturity Date); provided, however, that for purposes of making payments hereunder and under the Note, but not for purposes of calculating Interest Accrual Periods, if the first (1st) day of a given month shall not be a Business Day, then the Payment Date for such month shall be the next succeeding Business Day.

     "PBGC" means the Pension Benefit Guaranty Corporation established under ERISA, or any successor thereto.

     "Permitted Indebtedness" means the debt and other obligations described on Exhibit A hereto.

     "Permitted Investments" shall mean the following; provided, however, that any such investment shall mature not later than the Business Day preceding the next Payment Date following the date of acquisition thereof:

     (a) obligations of, or obligations guaranteed as to principal and interest by, the United States government or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States of America;

     (b) Federal Housing Administration debentures;

     (c) Federal Home Loan Mortgage Corp. Debt obligations, Farm Credit System Consolidated system-wide bonds and notes, Federal Home Loan Banks Consolidated Debt obligations, Federal National Mortgage Association Debt obligations, Student Loan Marketing Association Debt obligations, Finance Corp. debt obligations and Resolution Funding Corp. ("REFCORP") debt obligations;

     (d) federal funds, unsecured certificates of deposit, time or demand deposits, banker's acceptances and repurchase agreements having maturities of not more than three hundred sixty-five (365) days, of any bank, the short-term debt obligations of which are rated "A" or better by S&P and "A" or better by Moody's;

     (e) deposits that are fully insured by the Federal Deposit Insurance Corp. ("FDIC");

     (f) debt obligations maturing in three hundred sixty-five (365) days or less that are rated "A" or higher by S&P and "A" or higher by Moody's;

     (g) commercial paper rated "A-1" by S&P and "P-1" by Moody's and maturing in 365 days or less;

     (h) investment in money market funds having assets equal to at least $750,000,000 rated "Am" or "Am-G" by S&P and "A" by Moody's; or

     (i) principal-only strips and interest-only strips of noncallable obligations issued by the U.S. Treasury, and REFCORP securities stripped by Federal Reserve Bank of New York;

     provided, however, that all instruments described above in clauses
(a), (c), (d), (e), (f) and (g) shall not have an "r" highlighter affixed to their rating and by its terms should have a predetermined fixed dollar amount or principal due at maturity that cannot vary or change. Interest may either be fixed or variable and should be tied to a single interest rate index plus a single fixed spread (if any), and move proportionally with that index.

     "Permitted Transfer" means any Transfer among the members of the Borrower Control Group whether by merger, operation of law or otherwise.

     "Person" means any individual or Entity.

     "Plan" means an employee benefit or other plan established or maintained by Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

     "Plan Assets Regulation" means the plan assets regulation issued by the U.S. Department of Labor, 29 C.F.R. Section 2510.3-101, November 13, 1986.

     "Pledge Agreements" means the Pledge Agreements, dated as of the date hereof, delivered by Borrower and its Affiliates in favor of Lender, pursuant to Section 3.1 of this Agreement, and the additional pledge agreements to be delivered to Lender from time to time in accordance with Sections 2.1, 2.2, 5.1(o) and 6.1(i) of this Agreement, as the same may be hereafter modified, amended or supplemented from time to time.

     "PMAIT" means Prometheus Mid-Atlantic Investors Trust, a Maryland real estate investment trust.

     "Prepayment Premium" means (i) zero dollars in respect of scheduled amortization payments and in respect of Principal Indebtedness prepaid after the end of the Closed Period and (ii) the product of (x) ten percent (10%) of the portion of Principal Indebtedness prepaid prior to the end of the Closed Period and not otherwise permitted under the provisions of
Section 2.6(b), times (y) a fraction, the numerator of which is the number of days remaining until the end of the Closed Period on the date of prepayment and the denominator of which is 360.

     "Principal Indebtedness" means the principal amount of the Loan outstanding from time to time.

     "Proceeds" means all "proceeds," as such term is defined in the UCC, and, to the extent not included in such definition, all proceeds whether cash or non-cash, movable or immovable, tangible or intangible (including Insurance proceeds, condemnation proceeds and proceeds of proceeds), from the Collateral, including, without limitation, those from the sale, refinancing, exchange, transfer, collection, loss, damage, disposition, substitution or replacement of any of the Collateral and all income, gain, credit, distributions and similar items from or with respect to the Collateral.

     "Prometheus Assisted" means Prometheus Assisted Living LLC, a Delaware limited liability company.

     "Prometheus ES" means Prometheus Extended Stay LLC, a Delaware limited liability company.

     "Prometheus Interim" means Prometheus SQ Interim Corp., a Delaware corporation.

     "Prometheus SE LLC" means Prometheus Southeast Retail LLC, a Delaware limited liability company.

     "Prometheus Senior Quarters" means Prometheus Senior Quarters LLC, a Delaware limited liability company.

     "Prometheus SERT" means Prometheus Southeast Retail Trust, a Maryland real estate investment trust.

     "Prometheus SQ Holdings" means Prometheus SQ Holdings Corp., a Delaware corporation.

     "Prometheus UK" means Prometheus UK Hospitality LLC, a Delaware limited liability company.

     "Rating Agencies" means Fitch Investors Services, Inc., Moody's, Duff & Phelps Credit Rating Co. and S&P or any successor to any thereof, and any other nationally recognized statistical rating organization to the extent that any of the foregoing have been or will be engaged by Lender or its designees in connection with or in anticipation of a Securitization (each individually, a "Rating Agency").

     "Red Capital Loan" means that certain loan made by Red Mortgage Capital, Inc. to Atria Retirement and Assisted Living, Briarcliff, LLC, Atria Retirement and Assisted Living, Stone Mountain, LLC and Atria Retirement and Assisted Living, Laurel House, LLC in the aggregate current principal amount of $6,771,452.52.

     "REIT" means an entity which qualifies as a real estate investment trust under the provisions of Sections 856 through 860 of the IRC or the corresponding provisions of any successor statute.

     "Release Amount" means (x) 100% of all amounts paid or to be paid to Borrower or to any member of the Borrower Control Group in connection with a Transfer contemplated under Section 2.6(b)(2) other than a Transfer of the direct or indirect Equity Interests of the Borrower or Borrower Control Group in PMAIT, Holdings or Rubenstein and (y) 50% of all amounts paid or to be paid to Borrower or to any member of the Borrower Control Group in connection with a Transfer, contemplated under Section 2.6(b)(2), of the direct or indirect Equity Interests of the Borrower or Borrower Control Group in PMAIT, Holdings or Rubenstein, less, in each of (x) and/or (y),
(i) Cost Exclusions, (ii) the reasonable and customary costs and expenses of any such Transfer (including reasonable attorneys' fees and costs, commercially reasonable brokerage commissions and transfer taxes) as shall be reasonably approved by the Lender and (iii) any amounts payable under the Senior Loan.

     "Reporting Company" has the meaning set forth in Section 3.1(a)(10).

     "Reuters Screen LIBOR Page" means the display designated as page "LIBOR" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBOR page on the service for the purpose of displaying interbank rates from London in U.S. Dollars).

     "Rubenstein" means The Rubenstein Company, L.P., a Delaware limited partnership.

     "Sale Entity" means each of AAC III, AAC Inc., the Destination Entities and Cliveden.

     "S&P" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc.

     "Securities" has the meaning set forth in Section 8.34.3.

     "Securitization" has the meaning set forth in Section 8.34.3.

     "Self Funded Advances" has the meaning set forth in Section 2.1(e).

     "Senior Lender" means Capital Trust, Inc., a Maryland corporation.

     "Senior Lender Consent" means that certain letter of consent dated as of the date hereof given by Senior Lender to Borrower.

     "Senior Loan" means that certain loan in the principal amount of up to $110,000,000 made by Senior Lender to Borrower.

     "Senior Loan Agreement" means that certain Amended and Restated Loan Agreement dated as of February 8, 2001 by and between Senior Lender and Borrower, as amended by that certain letter agreement dated September 5, 2001 and by that certain Second Amendment to Amended and Restated Loan Agreement dated as of June 30, 2002, and after giving effect to any consents and waivers with respect thereto prior to the date hereof, and as the same may hereafter be modified, amended or supplemented from time to time.

     "Senior Loan Deposit Account Agreement" means that certain Amended and Restated Deposit and Security Agreement dated as of February 8, 2001, entered into among Borrower and certain members of the Borrower Control Group, Senior Lender, Chase and the Servicer in connection with the Senior Loan, as the same may hereafter be modified, amended or supplemented from time to time.

     "Senior Loan Documents" means, collectively, the Loan Documents (as defined in the Senior Loan Agreement), as such documents may be amended, modified or supplemented from time to time.

     "Senior Quarters Borrower" has the meaning provided in the preamble to this Agreement.

     "Servicer" has the meaning given to such term in the Deposit Account Agreement.

     "Servicing Fee" has the meaning set forth in the Fee Letter.

     "Special Purpose Bankruptcy Remote Entity" has the meaning set forth in Section 5.1(n).

     "Subsidiary" of any Person means any corporation, partnership, limited liability company or other Entity in which such Person holds an Equity Interest constituting more than 50% of the equity classes issued by such Entity.

     "Telerate Page 3750" means the display designated as "Page 3750" on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits).

     "Term" means the period from and after July 11, 2002 to and including the first to occur of (x) the Maturity Date or, if applicable, the Extended Maturity Date, or (y) the date the Indebtedness is paid in full.

     "Transaction Costs" means all fees, costs, expenses and disbursements paid or payable by Borrower relating to the Transactions, including, without limitation, all fees, costs, expenses and disbursements described in Section 8.24.

     "Transactions" means the transactions contemplated by the Loan
Documents.

     "Transfer" means any conveyance, transfer, pledge, assignment, hypothecation, refinancing, mortgage, encumbrance, gift, sale, lease (including any amendment, extension, modification, waiver or renewal thereof), Lien, or other disposition, whether direct or indirect, legal or beneficial, by law or otherwise.

     "UCC" means, with respect to any Collateral, the Uniform Commercial Code as in effect from time to time in the State of New York and, to the extent applicable, in each other jurisdiction.

     "Unfunded Commitment Additional Interest Payment" has the meaning set forth in Section 2.12.

     "Unfunded Commitment Termination Date" shall mean the earlier to occur of (i) five (5) Business Days after Lender's receipt of written notice from Borrower that Borrower waives its right to make a request for the Final Advance of the Loan, and (ii) February 1, 2003

     "Unfunded/Unreserved Loan Amount" has the meaning set forth in Section
2.1.

     "Unused Portion" shall be calculated on a daily basis and shall mean the Loan Amount less the daily weighted average of the Principal
Indebtedness.

     "U.S. Obligations" means obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); in each case as selected by Borrower and approved by Lender which approval shall not be unreasonably withheld, provided, however, that the investments described in this definition must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an "r" highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity.


                               GENERAL TERMS

     Loan Advances.

     On the Closing Date or, if later, the date on which Borrower fulfills all conditions precedent to funding, Lender will advance to Borrower $31,200,000 (the "Initial Advance"). At the request of the Borrower made in accordance with and subject to the conditions contained in Section 2.1(b), Lender will make a one-time final advance to Borrower (the "Final Advance") on or before February 1, 2003 in an amount not to exceed the excess, if any, of the Loan Amount over the sum of (i) the amount by which the Initial Advance plus the Self Funded Advances exceeds the proceeds, if any, of the Atria Portfolio Loan that are applied to the repayment of the Principal Indebtedness plus (ii) if the Senior Loan has not been repaid in full on the date of the Final Advance, the amounts of the Advanced Interest Reserve (the amount which is available for disbursement for the Final Advance is the "Unfunded/Unreserved Loan Amount"). On the earlier to occur of (1) the date of the Final Advance and (2) the Unfunded Commitment Termination Date, the Loan Amount shall be deemed reduced by an amount equal to the excess of the Unfunded/Unreserved Loan Amount over the amount of the Final Advance (the amount by which the Loan Amount is so deemed to be reduced is the "Deemed Loan Amount Reduction"). It is contemplated that the Initial Advance will be repaid in whole or in part from the proceeds of the Atria Portfolio Loan if and when the same closes and funds. In this regard, it is understood that, if the repayment of the Initial Advance occurs prior to the Final Advance, Borrower shall have the right, subject to compliance with the terms and conditions of this Agreement, to obtain a readvance of an amount equal to the proceeds of the Atria Portfolio Loan which are applied to the reduction of the Principal Indebtedness (i.e., such repayment shall increase, dollar for dollar, the amount of the Unfunded/Unreserved Loan Amount).

     Lender's obligation to make the Final Advance of all or any portion of the Unfunded/Unreserved Loan Amount following the Initial Advance shall be subject to the conditions that, with respect to such advance requested:

     no Default or Event of Default shall have occurred and be continuing;

     no Material Adverse Condition shall exist with respect to Borrower, the Fund taken as a whole, any other member of the Borrower Control Group or any Operating Company; provided, that, if a Material Adverse Condition exists solely with respect to one or more AACDK Entities and one or more members of the Borrower Control Group (excluding the Borrower and the Fund), that own, directly or indirectly, an interest in such AACDK Entities (as long as the Material Adverse Condition affecting the applicable members of the Borrower Control Group is solely caused by or results solely from the Material Adverse Condition of the subject AACDK Entities), and all of the other conditions to Lender's obligation to make advances of all or any portion of the Unfunded/Unreserved Loan Amount are satisfied, Lender shall be obligated to fund such subsequent advance as long as none of the proceeds of such advance shall be advanced, contributed or otherwise invested, directly or indirectly, in any Entity as to which a Material Adverse Condition exists at the time of such advance;

     Lender shall have received Borrower's written request for such advance not less than 15 nor more than 60 days prior to the requested funding date for such advance (which request may be revoked at any time by Borrower prior to the date which is 15 days prior to the requested funding date, provided that the request for such advance specifies that it is so revocable), specifying the amount requested, the use of the proceeds attributable to such advance (which use shall be for a use permitted under Section 2.2 of this Agreement), the new Collateral, if any, to be furnished in connection therewith, the Borrower's calculation (with all necessary supporting information) demonstrating the Debt Service Coverage Ratio (if such advance shall occur after the Effective Date), and the proposed funding date, and certifying that no Default or Event of Default has occurred and is continuing;

     INTENTIONALLY DELETED;

     INTENTIONALLY DELETED;

     CTIMCO shall have received payment from Borrower of the Funding Fee, if any, with respect to such advance;

     except as set forth in the Konover Consent, in the event that subsequent to the Closing Date (x) any member of the Borrower Control Group shall have acquired any direct or indirect Equity Interest in any Entity, or (y) any member of the Borrower Control Group shall have made any loans to any Entity, or (z) any member of the Borrower Control Group shall have purchased or otherwise acquired any property of any Entity, Lender shall have received a perfected, second priority Lien in such Equity Interest, loan and property (subject and subordinate only to a Lien in favor of Senior Lender in accordance with the provisions of the Senior Loan Documents), as created and evidenced by such instruments (including new collateral assignments, pledge agreements, Direction Letters, and amendments, if required by Lender, to the Deposit Account Agreement) as Lender may request, all in form and substance reasonably satisfactory to Lender; provided, however, that the foregoing shall not be deemed to constitute a consent or waiver by Lender (to the extent that such consent is otherwise required by this Agreement or any Loan Document) with respect to any such purchase, acquisition or loan by Borrower or any member of the Borrower Control Group;

     the conditions precedent to funding contained in Section 3.1(a)(3),
(4), (5), (6), (7), (8), (9), (10) and (11) shall have been fulfilled insofar as Lender shall deem them applicable to any subsequent advance; provided, that, (x) the conditions precedent to funding contained in
Section 3.1(a)(3), (4), (5), (6), and (7) shall only be applicable with respect to any new Collateral, and (y) the representations and warranties set forth in the last two sentences of Section 4.1(r) hereto shall not be remade with respect to any of the AACDK Entities; and

     if such advance shall occur after the Effective Date, Debt Service Achievement shall be in effect.

     INTENTIONALLY DELETED.

     Notwithstanding anything contained herein to the contrary, prior to disbursement of any other portion of the Unfunded/Unreserved Loan Amount to be advanced at any time after the Effective Date, there shall be deposited from proceeds of the Loan (it being understood that to the extent there are insufficient Loan proceeds remaining, such deficiency shall not affect Borrower's obligation to fund the Interest Reserve and Borrower shall nonetheless remain liable therefor) into the Interest Reserve of the Deposit Account an amount which shall be sufficient to pay all interest, on the portion of the Unfunded/Unreserved Loan Amount as to which Borrower has requested a disbursement, which will become due and payable (i) on each Payment Date following the date of such disbursement and occurring during the Fiscal Quarter in which such disbursement is to occur, and (ii) at Lender's discretion, on each of the first and second Payment Dates occurring during the Fiscal Quarter next succeeding the Fiscal Quarter in which such disbursement is to occur, all as estimated in accordance with the provisions of the Deposit Account Agreement.

     Borrower and Lender acknowledge and agree that the estimated aggregate payments in respect of interest, the Funding Fee, the Unfunded Commitment Additional Interest Payment and the Servicing Fee, that will accrue and become due and payable on or under the Loan (the "Estimated Debt Service Payments") from and after the date hereof until the Senior Loan is repaid in full (based on the assumption that the Senior Loan will be repaid on or about August 1, 2003) is approximately $8,000,000. Until the Senior Loan has been repaid in full, Borrower hereby authorizes and directs Lender (which authorization and direction shall be absolute, unconditional and irrevocable), without necessity of further act or instrument, to make monthly advances of the Loan for the payment of interest, the Funding Fee, the Unfunded Commitment Additional Interest Payment and the Servicing Fee (the "Debt Service Payments"), as the same accrue and become due and payable on or under the Loan in accordance with the provisions of this Agreement and/or the Fee Letter without the necessity of further act or instrument (the "Self Funded Advances"). If the Senior Loan has not been repaid on the date of the Final Advance, Lender shall in its sole discretion recalculate the Estimated Debt Service Payments that will accrue and become due and payable on or under the Loan from and after the date of the Final Advance until the date the Senior Loan is paid in full, which calculation shall be conclusive and binding upon Borrower absent manifest error and Lender shall thereafter make any appropriate adjustments to the Unfunded/Unreserved Loan Amount as a result thereof. Notwithstanding the foregoing, if on the Unfunded Commitment Termination Date, the Senior Loan has not been repaid in full, then (y) Lender shall in its sole discretion recalculate the Estimated Debt Service Payments that will accrue and become due and payable on or under the Loan from and after such date until the date that the Senior Loan is repaid in full, which calculation shall be conclusive and binding upon Borrower absent manifest error and (z) Borrower shall be deemed to have made a request for an advance of a portion of the Loan in an amount equal to the amount of such recalculated Estimated Debt Service Payments, and Lender shall fund a portion of the Loan in such amount (the "Advanced Interest Reserve"). Until the Senior Loan is repaid in full, the Advanced Interest Reserve shall be reserved for disbursement by Lender to cover the payment of the Debt Service Payments, as the same accrue and become due and payable on or under the Loan in accordance with the provisions of this Agreement and/or the Fee Letter until the Senior Loan is repaid in full and such amount shall not be disbursed for any other purpose. Following the repayment in full of the Senior Loan and provided no Event of Default shall be continuing, Lender shall not have any right, title or interest to or in the Advanced Interest Reserve funded pursuant to this Section 2.1(e) and any funds so reserved shall be (i) deposited in the Deposit Account in accordance with Section 7 of the Deposit Account Agreement and (ii) thereafter shall be disbursed from the Deposit Account in accordance with and subject to the provisions of the Deposit Account Agreement.

     Use of Proceeds. Proceeds of the Loan may be used by Borrower for the following purposes. The Initial Advance shall be used by Borrower to (a) pay interest, Additional Interest, fees, expenses and closing costs in connection with the Transactions; and (b) to make a loan to Atria and/or Kapson to allow such Entities to repay (together with funds from other debt and equity sources) the GS Atria Loan and any portion of the Red Capital Loan and fees, expenses and other transaction costs in connection therewith. Until the Senior Loan has been repaid in full, additional monthly advances of the Loan shall be made for the purposes set forth in
Section 2.1(e). To the extent funded in accordance with the provisions of
Section 2.1(e), the Advanced Interest Reserve shall be used by Borrower for the purposes set forth in Section 2.1(e). Subject to compliance with the terms, covenants and provisions contained herein and in the other Loan Documents, the Final Advance of all or any portion of the Unfunded/Unreserved Loan Amount shall be available to (y) pay interest, Additional Interest, fees, expenses and closing costs in connection with the Transactions and (z) fund loans to, or additional investments directly or indirectly in, equity or debt securities of one or more Operating Companies or in companies owned by one or more Operating Companies.

     Security for the Loan. The Note and Borrower's obligations hereunder and under the other Loan Documents shall be secured by the Loan Documents.

     Note. Borrower's obligation to pay the principal of and interest on the Loan (including Late Charges, Default Rate interest and Exit Additional Interest Payment), shall be evidenced by this Agreement and by the Note, duly executed and delivered by Borrower. The Note shall be payable as to principal, interest, Late Charges, Default Rate interest and Exit Additional Interest Payment, as specified in this Agreement, with a final maturity on the Maturity Date or, if applicable, the Extended Maturity Date. Borrower shall pay all outstanding Indebtedness on the Maturity Date or, if applicable, the Extended Maturity Date.

     Principal and Interest Payments.
     -------------------------------

     Accrual of Interest. Interest shall accrue on the outstanding principal balance of the Note and all other amounts due to Lender under the Loan Documents at the Interest Rate.

     Payment of Principal and Interest. On each Payment Date, Borrower shall pay to the Lender the Monthly Payment Amount (including, by way of the Self Funded Advances in accordance with Section 2.1(e) hereof).

     Payment Dates. All payments required to be made pursuant to subsections (a) and (b) above shall be made beginning on the first Payment Date immediately after the end of the first Interest Accrual Period.

     Calculation of Interest. Interest shall accrue on the Principal Indebtedness (from the date advanced) and all other amounts due to Lender under the Loan Documents. Interest shall be computed on the actual number of days elapsed in each Interest Accrual Period over a 360 day year.

     Default Rate Interest. At any time that an Event of Default has occurred and is continuing, the entire unpaid amount outstanding hereunder and under the Note will bear interest at the Default Rate.

     Late Charge. If Borrower fails to make any payment of any sums due under the Loan Documents within three (3) Business Days after receipt of notice that the same is due, Borrower shall pay the Late Charge.

     Maturity Date. On the Maturity Date or, if applicable, the Extended Maturity Date, Borrower shall pay to Lender all amounts owing under the Loan Documents, including interest, principal, Late Charges, Default Rate interest, and the Exit Additional Interest Payment.

     Extension of Maturity. At Borrower's option, exercisable as set forth below, the Loan shall be extended for one year and shall mature on July 11, 2006 or such earlier date as may result from acceleration of the Indebtedness by Lender ("Extended Maturity Date"). The Borrower shall exercise such option by delivery to Lender of a written request for such extension not less than ninety (90) days before the Maturity Date. Such extension shall be subject to the conditions that:

     on each of the date of Borrower's request and the Maturity Date, (A) no Default or Event of Default shall have occurred and be continuing, and
(B) no Material Adverse Condition shall exist with respect to the Borrower, the Fund taken as a whole, any other member of the Borrower Control Group or any Operating Company, other than a Material Adverse Condition which exists solely with respect to one or more AACDK Entities and the members of the Borrower Control Group (excluding the Borrower and the Fund) that own, directly or indirectly, an interest in such AACDK Entities (as long as such Material Adverse Condition affecting the applicable members of the Borrower Control Group was solely caused by or resulted solely from the Material Adverse Condition of the subject AACDK Entities);

     Borrower shall represent and warrant to Lender in such request that, as of the date thereof, no Default or Event of Default exists, and no Material Adverse Condition exists with respect to the Borrower, the Fund taken as a whole, any other member of the Borrower Control Group or any Operating Company other than a Material Adverse Condition which exists solely with respect to one or more AACDK Entities and the members of the Borrower Control Group (excluding the Borrower and the Fund) that own, directly or indirectly, an interest in such AACDK Entities (as long as such Material Adverse Condition affecting the applicable members of the Borrower Control Group was solely caused by or resulted solely from the Material Adverse Condition of the subject AACDK Entities); and

     Borrower's request for such extension shall be accompanied by the estimated Extension Additional Interest Payment (based on the assumption that only regularly scheduled quarterly amortization payments will be made between the date of such notice and the Initial Maturity Date). Provided no Event of Default shall be continuing, Lender will refund Borrower on the Initial Maturity Date, the excess, if any, of the amount by which the estimated Extension Additional Interest Payment exceeds the Extension Additional Interest Payment that would actually have been due on such date.

     Prepayments.
     -----------

     Voluntary Prepayment. The provisions of this Section 2.6(a) are subject to Section 2.6(b). Except for the repayment of the Initial Advance directly or indirectly with the proceeds of the Atria Portfolio Loan, Borrower shall not have the right to prepay all or any portion of the principal balance of the Loan prior to January 11, 2004 (the "Closed Period"). The tender of payment of the Indebtedness during the Closed Period while an Event of Default exists shall be deemed to constitute a voluntary prepayment for all purposes of this Agreement, and Lender shall have no obligation to accept such tender unless accompanied by the applicable Prepayment Premium and the Exit Additional Interest Payment. From and after the end of the Closed Period, Borrower shall have the right, on any Payment Date, to prepay the Loan in whole, or in part, upon at least thirty (30) days' irrevocable prior written notice to Lender, specifying the amount and the date of prepayment, provided that on the date of such prepayment Borrower shall pay to Lender the Exit Additional Interest Payment.

     Mandatory Prepayment. (1) In the event (i) of a Transfer of Equity Interests in, or a change in control of, Lazard Freres REI, or (ii) of a change in the general partner of any of LFSRI II, LFSRI II Alternative and LFSRI-CADIM, or (iii) that LFSRI II, LFSRI II Alternative and LFSRI-CADIM cease to own and control, directly or indirectly, (y) 100% of the Equity Interests in the Senior Quarters Borrower or (z) 100% of the common stock in the LFSRI II Borrower, the entire Indebtedness shall become immediately due and payable, together with the Exit Additional Interest Payment and any applicable Prepayment Premium.

          (2) Except with respect to a Permitted Transfer, in the event of a Transfer of the Equity Interests held directly or indirectly by the Fund in any member of the Borrower Control Group or any Operating Company (any such Transfers to be made only in an arm's-length transaction to a bona fide third party purchaser for fair market value), a portion of the Indebtedness shall become due and payable as hereinafter set forth. Other than with respect to a Transfer of the Equity Interests held directly or indirectly by the Fund in AAC III, the Destination Entities or Cliveden (a Transfer of such Equity Interests in AAC III, the Destination Entities or Cliveden being hereinafter referred to as an "AACDEC Transfer"), the amount of the Indebtedness required to be so prepaid shall be equal to the lesser of (i) the Release Amount with respect to such Transfer, and (ii) the outstanding Indebtedness. In the event of a Transfer of the direct or indirect Equity Interests of Borrower or a member of the Borrower Control Group in (i) AAC III, a portion of the Indebtedness in an amount equal to the lesser of (1) $10,000,000 (unless, (y) such Transfer occurs prior to the Unfunded Commitment Termination Date, the Unfunded/Unreserved Loan Amount is $10,000,000 or more and Borrower simultaneously therewith notifies Lender in writing of its election to irrevocably waive its right to receive an advance of a portion of the Unfunded/Unreserved Loan Amount in the amount of $10,000,000 (in which case the Loan Amount shall be deemed to be reduced by $10,000,000 and no portion of the Indebtedness shall become due and payable) or (z) there has been a Deemed Loan Amount Reduction, in which case the amount, if any, by which $10,000,000 exceeds the Deemed Loan Amount Reduction), and (2) the outstanding Indebtedness, shall become immediately due and payable, and Lender shall not be permitted to reject such prepayment and (ii) Cliveden or the Destination Entities, no portion of the Indebtedness shall become due and payable. In the event that any Transfer of assets of an Operating Company in the nature of a capital transaction, or any other non-recurring event (whether in one transaction or a series of transactions) yields to such Operating Company amounts used to pay Dividends and Distributions to Borrower or any member of the Borrower Control Group, then a portion of the Indebtedness shall become immediately due and payable in an amount equal to the lesser of (x) the amount by which such Dividends and Distributions exceeds the sum of (i) the amount of Cost Exclusions resulting from the Transfer giving rise to such Dividends and Distributions, and (ii) amounts payable under the Senior Loan, if any, and (y) the outstanding Indebtedness. Any pre-payment hereunder shall be made only with thirty (30) days' prior written notice (which notice may be revoked by Borrower as long as such notice specifies that it is revocable). Borrower shall be required to make mandatory prepayments in accordance with Section 6(b) of the Deposit Account Agreement.

          (3) Notwithstanding anything to the contrary contained in subsection (2) above (other than clause (i) of the third sentence of subsection (2) above), Lender shall have the right, in its sole discretion, at any time during the Closed Period, to reject all or any portion of any prepayment contemplated by subsection (2) above, in which event Borrower shall have no right or obligation to prepay the amount so rejected by Lender (but Borrower shall not thereby be released from the obligation to make further prepayments hereunder); provided, however, that if such rejected prepayment relates to a Transfer of Equity Interests which is other than an AACDEC Transfer, then from and after such rejection, (1) all references to the term "Debt Service Coverage Ratio" and "Debt Service Achievement" shall no longer be applicable and all provisions in the Loan Documents referencing such definitions shall be deemed to be deleted, (2) the minimum amount contained in the "Net Cash Flow" covenant contained in
Section 5.1(s) shall be reduced by the Net Cash Flow Rejection Factor and
(3) the minimum amount contained in the "Net Equity Value" covenant contained in Section 5.1(t) shall be reduced by the Net Equity Value Rejection Factor; provided, further, that in the event that the rejection of any such prepayment by Lender pursuant to the foregoing provision would result in Borrower being in default (including any default that, but for the passage of time, would occur in close proximity to the rejection of such prepayment and assuming that no other circumstances would independently give rise to a default) under this Agreement, Lender shall not be permitted to reject such prepayment unless Lender waives the default resulting therefrom, which waiver shall be in form and substance satisfactory to Lender and shall also contain a release of Borrower and its affiliates from any liability resulting from or caused by Lender's rejection of such prepayment.

     Application of Prepayment. Upon the receipt of any prepayment, as long as no Event of Default exists, Lender shall be required, on the date of receipt thereof, to apply the amount of prepayment to the principal on the
Note in the inverse order of principal payments coming due, together with accrued interest for the entire Interest Accrual Period in which prepayment occurs, and all other amounts then due and payable on the Note. Notwithstanding the provisions of this Section 2.6 to the contrary, if no Event of Default exists and Borrower is otherwise permitted to make a prepayment hereunder, Borrower shall have the right to make such prepayment on a date other than a Payment Date, provided that, together with such prepayment, Borrower shall also pay an amount necessary to reimburse Lender for any costs, losses or expenses incurred in connection with breaking any LIBOR contracts.


     Partial Release. As long as no Event of Default has occurred and is continuing, in connection with any Transfer described under Section 2.6(b)(2) hereof (irrespective of whether or not Lender accepts all or any portion of any mandatory prepayment required thereby and irrespective of the amount mandatorily required to be prepaid), Lender shall release the Collateral, or portion thereof, which is the subject of the Transfer. The costs and expenses of any such release shall be paid by the Borrower. Lender shall grant such release promptly after Lender is satisfied with the evidence and information supporting Borrower's right to a release.

     Application of Payments. Except while an Event of Default exists, all proceeds of any repayment, including prepayments, of the Loan shall be applied to pay: first, any costs and expenses of Lender required to be reimbursed under the terms of the Loan Documents, including the Lender's commercially reasonable attorneys' fees and costs (i) arising as a result of such repayment or (ii) expended by Lender to protect, preserve, foreclose, or realize upon, or take any other action with respect to the Collateral; second, accrued and unpaid interest on the Loan at the Interest Rate; third, the Principal Indebtedness; and fourth, any other amounts then due and owing under the Loan Documents. During the existence of an Event of Default, all proceeds of repayment, including any payment or recovery on the Collateral, shall be applied in such order and in such manner as Lender shall elect in Lender's discretion.

     Payment of Debt Service, Method and Place of Payment.
     ----------------------------------------------------

     Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 11:00 A.M., New York time, on the date when due, and shall be made in lawful money of the United States of America in federal or other immediately available funds to an account specified to Borrower by Lender in writing, and any funds received by Lender after such time, for all purposes hereof, shall be deemed to have been paid on the next succeeding Business Day.

     All payments made by Borrower hereunder or by Borrower under the other Loan Documents, shall be made irrespective of, and without any deduction for, any set-offs or counterclaims.

     Taxes. All payments made by Borrower under this Agreement and under the other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any Covered Taxes.

     Exit Additional Interest Payment. On the date of payment in full of all of the Principal Indebtedness, whether upon a prepayment, acceleration or at maturity of the Loan, Borrower shall pay the Exit Additional Interest Payment.

     INTENTIONALLY DELETED  .
     -----------------------

     Unfunded Commitment Additional Interest Payment. Borrower shall make a payment at the rate of 1% per annum (the "Unfunded Commitment Additional Interest Payment") in respect of the Unused Portion of the Loan, which Unfunded Commitment Additional Interest Payment shall be payable monthly in arrears, shall be calculated separately for each calendar month or portion thereof during the term of the Loan on the basis of the actual number of days elapsed over a 360 day year and on the basis of the daily weighted average of the Unused Portion of the Loan, from the date of this Agreement until the Unfunded Commitment Termination Date. Amounts paid in respect of the Unfunded Commitment Additional Interest Payment shall be credited dollar for dollar against Borrower's obligation to pay to CTIMCO the Funding Fee in respect of advances of the Loan subsequent to the Initial Advance. For the avoidance of doubt, it is understood and agreed that the sum of all payments made by Borrower in respect of the Unfunded Commitment Additional Interest Payment and the Funding Fee in any case shall not exceed $650,000 in the aggregate.

     Withholding. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax with respect to any Covered Tax (including by application of any treaty, the benefits of which such Lender is entitled), with respect to payments under this Agreement shall deliver to Borrower, on or prior to the date such Foreign Lender becomes a party to this Agreement (or designates a new lending office) and at such other times as may be necessary in the reasonable determination of Borrower, (i) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Code to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under this Agreement, or (ii) if such Lender is not a "bank" or other Person described in Section 881(c)(3) of the Code and cannot deliver either Internal Revenue Service Form W-8BEN or W-8ECI pursuant to clause (i) above of this Section 2.13, a Certificate of U. S. Withholding Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Code to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under this Agreement. Each Lender that is not a Foreign Lender shall deliver to Borrower two duly completed copies of United States Internal Revenue Form W-9 (or applicable successor form) unless it establishes to the satisfaction of Borrower that the Lender is otherwise eligible for an exemption from backup withholding tax or other applicable withholding tax. Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence required to be provided pursuant to the first two sentences of this Section 2.13, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8ECI or W-9 or a Certificate of U. S. Withholding Status and two original copies of Internal Revenue Service Form W-8BEN, as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Code to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under this Agreement, or notify Borrower of its inability to deliver any such forms, certificates or other evidence.



                   CONDITIONS PRECEDENT AND THE ACCOUNTS

     Conditions Precedent to the Making of the Loan.

     As a condition precedent to the entry into this Agreement and the funding of the Initial Advance, Borrower shall have satisfied the following conditions (unless waived by Lender in accordance with Section 8.4) on or before the Closing Date:

     Commitment Conditions.
     ---------------------

          (A) Borrower shall have paid to CTIMCO an origination fee equal to $650,000. Such fee shall be deemed to have been fully earned upon execution of this Agreement, regardless of whether all or part of the Loan Amount is actually funded.

          (B) Lender shall have completed its "due-diligence" review of Borrower, the members of the Borrower Control Group, the Operating Companies and their respective Affiliates, including the organizational and governing documents, major agreements binding or affecting, and financial condition of each of them, and such other documents and information as Lender may request, and the results of such review shall be satisfactory to Lender in its sole discretion.

     Loan Documents.
     --------------

          (A) Loan Agreement. Borrower shall have executed and delivered this Agreement to Lender.

          (B) Note. Borrower shall have executed and delivered to Lender the Note.

          (C) Collateral Assignments and Pledge Agreements. Borrower shall have executed and delivered and shall have caused each applicable member of the Borrower Control Group to execute and deliver to Lender
     (i) the Collateral Assignments listed on Schedule II, attached hereto and made a part hereof, in form and substance satisfactory to Lender and (ii) the Pledge Agreements listed on Schedule IV, attached hereto and made a part hereof, in form and substance satisfactory to Lender.

          (D) Guaranty. LFSRI II, LFSRI II Alternative and LFSRI-CADIM shall have executed and delivered to Lender a guaranty of repayment of the Loan.

          (E) Financing Statements. Borrower shall have executed and delivered to Lender all financing statements required by Lender to be filed of record in the appropriate filing offices in each of the appropriate jurisdictions.

          (F) Stock, etc. Certificates. The Borrower and other grantors under the Collateral Assignments and the Pledge Agreements shall have confirmed to the Lender in writing that such parties have previously delivered the certificates and other instruments evidencing ownership of the Collateral to Senior Lender in connection with the Senior Loan, together with separate endorsements executed in blank with respect thereto and shall have taken all other action necessary to grant Lender a second priority perfected security interest (subject and subordinate only to a security interest in favor of Senior Lender in accordance with the provisions of the Senior Loan Documents) in all "investment property" (as such term is defined in Article 9 of the UCC) included in the Collateral.

          (G) Lockbox. Borrower shall have executed and delivered and caused the applicable members of the Borrower Control Group to execute and deliver to Lender the Deposit Account Agreement.

          (H) Custodial Agreement Letter. Lender shall have received from LaSalle National Bank ("LaSalle"), as custodian under its Custodial Agreement with Senior Lender, one or more agreements, in form and substance satisfactory to Lender, pursuant to which LaSalle agrees that it holds all certificates and other instruments evidencing ownership of the Collateral for the benefit of Senior Lender and Lender.

          Opinions of Counsel. Lender shall have received from counsel satisfactory to Lender, legal opinions in form and substance satisfactory to Lender in Lender's discretion. All such legal opinions will be addressed to Lender, dated as of the funding date, and in form and substance satisfactory to Lender and its counsel. Borrower hereby instructs counsel to deliver to Lender such opinions addressed to Lender.

Lien Search Reports. Lender shall have received satisfactory reports of UCC, federal tax lien, bankruptcy, state tax lien, judgment and pending litigation searches conducted by a search firm reasonably acceptable to Lender. Such searches shall have been received in relation to Borrower, and certain members of the Borrower Control Group. Such searches shall have been conducted in each of the locations designated by Lender in Lender's reasonable discretion.

Certificates. Lender shall have received Officer's Certificates, in each case in form and substance satisfactory to Lender.

Consents, Licenses, Approvals. Lender shall have received copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by Borrower and the members of the Borrower Control Group under, and the validity and enforceability of, the Loan Documents, and such consents, licenses and approvals shall be in full force and effect.

Additional Matters. Lender shall have received such other permits, certificates, opinions, documents and instruments relating to the Loan as may be reasonably required by Lender and all other documents and all legal matters in connection with the Loan shall be satisfactory in form and substance to Lender.

Representations and Warranties. The representations and warranties herein and in the other Loan Documents shall be true and correct as of the date of such funding.

No Injunction. No law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued or entered, and no litigation shall be pending or threatened, which in the reasonable judgment of Lender would enjoin, prohibit or restrain, or impose or result in an adverse effect upon the making or repayment of the Loan or the consummation of the Transactions.

Financial Information. Lender shall have received all financial information (which financial information shall be satisfactory to Lender in Lender's discretion) relating to the Borrower, the members of the Borrower Control Group and the Operating Companies, requested by Lender in Lender's discretion. Such financial information shall be (i) prepared by an accounting firm approved by Lender in Lender's discretion, (ii) prepared based on a scope of work determined by Lender in Lender's discretion and
(iii) in form and content acceptable to Lender in Lender's discretion; provided, however, that the requirements of the preceding sentence shall not be applicable to any Operating Company that has securities registered pursuant to Sections 12 or 15(d) of the Securities Exchange Act of 1934, as amended (a "Reporting Company").

Transaction Costs. Borrower shall have paid or caused to be paid all Transaction Costs.

     Lender shall not be obligated to fund any portion of the Loan Amount unless and until each of the applicable conditions precedent set forth in this Article III is satisfied and until Borrower provides any other information reasonably required by Lender. In addition, Lender shall not be obligated to fund the Loan Amount (other than the Initial Advance) if a Material Adverse Condition shall exist with respect to the Borrower, the Fund taken as a whole, any other member of the Borrower Control Group or any Operating Company; provided, that (i) if a Material Adverse Condition exists solely with respect to one or more AACDK Entities and the members of the Borrower Control Group (excluding the Borrower and the Fund) that own, directly or indirectly, any interest in such AACDK Entities (as long as the Material Adverse Condition affecting the applicable members of the Borrower Control Group was solely caused by or results solely from the Material Adverse Condition of the subject AACDK Entities), and (ii) all the other conditions to Lender's obligation to make the Final Advance of all or any portion of the Unfunded/Unreserved Loan Amount are satisfied, Lender shall be obligated to fund such subsequent advance as long as none of the proceeds of such advance shall be advanced, loaned, contributed or otherwise invested, directly or indirectly, in any Entity as to which a Material Adverse Condition exists at the time of such advance by Lender or the advance, loan, contribution or investment by Borrower or the applicable member of the Borrower Control Group.

     In connection with the Loan, Borrower shall execute and deliver or cause to be executed and delivered to Lender all additions, amendments, modifications and supplements to the Note, the Pledge Agreements and the other Loan Documents, if reasonably requested by Lender to effectuate the provisions hereof or thereof, and to provide Lender with the full benefit of the security intended to be provided under the Loan Documents. Without in any way limiting the foregoing, such additions, modifications and supplements shall include those deemed reasonably desirable by Lender's counsel in the jurisdiction in which the Collateral or any part thereof is located.

     The funding of the Initial Advance and of each subsequent advance of a portion of the Loan Amount shall constitute, without the necessity of specifically containing a written statement to such effect, a confirmation, representation and warranty by Borrower to Lender that, to the best of Borrower's knowledge, all of the applicable conditions to be satisfied in connection with the making of such advance have been satisfied (unless waived by Lender in accordance with Section 8.4), and that all of the representations and warranties of Borrower set forth in the Loan Documents are true and correct in all material respects as of the date of the funding of such advance; provided, that with respect to an advance of a portion of the Loan Amount after the Initial Advance, the representations and warranties set forth in the last two sentences of Sections 4.1(r) hereto need not be true concerning an AACDK Entity or any Collateral constituting Equity Interests in or Instruments issued by such AACDK Entity, so long as none of the proceeds of such advance shall be advanced, contributed or otherwise invested directly or indirectly in such AACDK Entity.

     Form of Loan Documents and Related Matters. The Loan Documents and all of the certificates, agreements, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to Lender, and shall be in form and substance satisfactory to Lender.

     The Accounts.
     ------------

     Borrower has previously established such reserve accounts and has deposited and continues to deposit such amounts into such accounts as required pursuant to the terms of the Senior Deposit Account Agreement and the other Senior Loan Documents.

     On or before the Effective Date, Borrower shall have established and shall continue to maintain an account (the "Deposit Account") in Lender's name as secured party at a financial institution designated by Borrower and reasonably satisfactory to Lender. Commencing on the Effective Date, the Deposit Account shall be governed by the Deposit Account Agreement. The Deposit Account Agreement has been executed and delivered and is in full force and effect as of the date hereof, but the provisions thereof shall not become operative until the date (the "Effective Date") upon which the Senior Loan has been paid in full, and all of the collateral for the Senior Loan has been released by the Senior Lender. Upon repayment of the Senior Loan, Borrower hereby irrevocably and unconditionally directs (i) Senior Lender to remit or cause to be remitted to Lender, for deposit into the Deposit Account, all funds from reserves under the Senior Loan Documents at the time of termination of such reserves and (ii) Senior Lender to cause all Collateral which is physical in nature and held by or for the benefit of Lender (e.g., stocks, notes, etc.) in respect of the Senior Loan to be transferred and delivered to or as directed by Lender, all of which Collateral shall thereafter be held solely by or for the benefit of Lender (and any entity which has extended a credit facility to Lender, if any), as security for the payment of the Loan in accordance with the provisions of this Agreement and the Deposit Account Agreement.

     From and after the Effective Date, funds from the Deposit Account shall be disbursed from time to time in accordance with and in such order and priority as provided by the terms and provisions of the Deposit Account Agreement and this Agreement. Until disbursed, Borrower shall have the right to direct the investment of funds in the Deposit Account in Permitted Investments, subject to Lender's reasonable approval.

     Investment and Control of Accounts.
     ----------------------------------

     All interest earned on amounts deposited into the Accounts shall be held in the Accounts and shall be used or disbursed as provided herein and in the Deposit Account Agreement for the benefit of Borrower. Neither Lender nor the Servicer shall have any liability for any loss of interest on funds in any Accounts and no such loss shall affect Borrower's obligation to fund any Account as required hereunder. Borrower hereby pledges, assigns and grants a lien and security interest to Lender, as security for payment of all sums due under the Loan and the performance of all other terms, conditions and provisions of the Loan Documents and this Agreement on Borrower's part to be paid and performed, of all Borrower's right, title and interest in and to the Deposit Account and all other accounts and subaccounts maintained from time to time under the Deposit Account Agreement (collectively, the "Accounts"). Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any lien or security interest in any Account, or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the Uniform Commercial Code in effect in New York and each other jurisdiction in which Accounts may be located.

     Notwithstanding the foregoing, at any time an Event of Default exists and remains uncured after the Effective Date, the Servicer, at Lender's option and to the extent permitted under applicable law without adversely affecting the other rights and remedies provided to Lender under this Agreement or the other Loan Documents, shall distribute all funds then held in, and/or received subsequently in, the Accounts to Lender to be applied in such order as Lender in its sole discretion shall determine, (1) to the payment of (y) interest and Principal Indebtedness on the Note and (z) the other Indebtedness, until all such amounts are paid in full and (2) to preserve the Collateral.

     The Lender shall have exclusive control over and sole right of withdrawal from each of the Accounts, which shall be exercised solely in accordance with the provisions of this Agreement and the Deposit Account Agreement. The Accounts shall be released to or at the direction of the Borrower upon payment in full of the Indebtedness.



                       REPRESENTATIONS AND WARRANTIES

     Representations and Warranties of Borrower.

     Organization. Borrower (i) is a duly organized and validly existing Entity in good standing under the laws of the State of its formation, (ii) is duly qualified as a foreign Entity in each jurisdiction in which the nature or location of its business, its assets, or any of the Collateral makes such qualification necessary or desirable, (iii) has the requisite Entity power and authority to carry on its business as now being conducted, and (iv) has the requisite Entity power to execute and deliver, and perform its obligations under, the Loan Documents.

     Authorization. The execution and delivery by Borrower of the Loan Documents, Borrower's performance of its obligations thereunder and the creation of the security interests and Liens provided for in the Loan Documents (i) have been duly authorized by all requisite Entity action on the part of Borrower, (ii) will not violate any provision of any applicable Legal Requirements, any order, writ, decree, injunction or demand of any court or other Governmental Authority, any organizational document (after giving effect to certain amendments to the certificates of incorporation of Borrower, copies of which have been delivered to Lender) of Borrower or any indenture or agreement or other instrument to which Borrower is a party or by which Borrower is bound, (iii) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the property or assets of Borrower pursuant to, any indenture or agreement or instrument (after giving effect to the Senior Lender Consent), and (iv) have been duly executed and delivered by Borrower. Except for those obtained or filed on or prior to the Closing Date, Borrower is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority or other agency in connection with or as a condition to the execution, delivery or performance of the Loan Documents. The Loan Documents to which Borrower is a party have been duly authorized, executed and delivered by Borrower.

     Entity Status. Borrower has been, and will continue to be, a duly formed and existing Entity in good standing in all relevant jurisdictions. Borrower at all times since its formation has complied, and will continue to comply, with the provisions of all of its organizational documents, and the laws of the state in which Borrower was formed or is doing business relating to the Entity.

     Litigation. Except as set forth on Schedule 4.1(d) to this Agreement, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending and served or, to the knowledge of Borrower, threatened against Borrower or the Collateral.

     Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which is reasonably likely to result in a Material Adverse Condition with respect to the Borrower, the Fund taken as a whole, any other member of the Borrower Control Group or any Operating Company, other than a Material Adverse Condition solely with respect to one or more AACDK Entities and the members of the Borrower Control Group (excluding the Borrower and the Fund) that own, directly or indirectly, an interest in such AACDK Entities (as long as such Material Adverse Condition affecting the applicable members of the Borrower Control Group was solely caused by or resulted solely from the Material Adverse Condition of the subject AACDK Entities). Borrower is not in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any indenture, agreement or instrument to which it is a party or by which Borrower or its property is bound or affected.

     No Bankruptcy Filing. Borrower is not contemplating either the filing of a petition by Borrower under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of the assets or property of Borrower, any member of the Borrower Control Group nor any Operating Company, and other than with respect to Cliveden, Borrower has no knowledge of any Person contemplating the filing of any such petition against any such Entity.

     Full and Accurate Disclosure. No written statement of fact made by or on behalf of Borrower or any member of the Borrower Control Group, whether in the Loan Documents or in any other document or certificate delivered to Lender by or on behalf of Borrower or any member of the Borrower Control Group, contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower which has not been disclosed to Lender which materially adversely affects, nor as far as Borrower can reasonably foresee, would materially adversely affect the business, operations or condition (financial or otherwise) of Borrower or any member of the Borrower Control Group or any Operating Company.

     Location of Chief Executive Offices. The location of Borrower's principal place of business and the location of Borrower's chief executive office is the address listed in the first paragraph of this Agreement, and Borrower has no other places of business.

     Compliance. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which is reasonably likely to result in a Material Adverse Condition with respect to the Borrower, the Fund taken as a whole, any other member of the Borrower Control Group or any Operating Company, other than a Material Adverse Condition solely with respect to one or more AACDK Entities and the members of the Borrower Control Group (excluding the Borrower and the Fund) that own, directly or indirectly, an interest in such AACDK Entities (as long as such Material Adverse Condition affecting the applicable members of the Borrower Control Group was solely caused by or resulted solely from the Material Adverse Condition of the subject AACDK Entities).

     Other Debt and Obligations. Borrower has no financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party, or by which Borrower is bound, other than obligations under the Loan Documents and the Senior Loan Documents. Borrower has not borrowed or received other debt financing that has not been heretofore repaid in full (other than the indebtedness evidenced and secured by the Senior Loan Documents) and Borrower has no known material Contingent Obligations (exclusive of indemnities, assurances or other agreements to hold harmless another Person which are given in the ordinary course of business or in connection with a Permitted Transfer).

     ERISA. (1) Each Plan and, to the knowledge of Borrower, each Multiemployer Plan, is in compliance with, and has been administered in compliance with, its terms and the applicable provisions of ERISA, the Code and any other federal or state law, except for such noncompliance as is not reasonably likely to result in a Material Adverse Condition with respect to the Borrower, the Fund taken as a whole, any other member of the Borrower Control Group or any Operating Company, other than a Material Adverse Condition solely with respect to one or more AACDK Entities and the members of the Borrower Control Group (excluding the Borrower and the Fund) that own, directly or indirectly, an interest in such AACDK Entities (as long as such Material Adverse Condition affecting the applicable members of the Borrower Control Group was solely caused by or resulted solely from the Material Adverse Condition of the subject AACDK Entities); and to the knowledge of Borrower no event or condition has occurred as to which Borrower or any ERISA Affiliate would be under an obligation to furnish a report to Lender under Section 5.1(j).

          (2) Borrower and each member of the Borrower Control Group that has as an investor an ERISA Investor qualifies as a VCOC or otherwise complies with an exception set forth in the Plan Assets Regulation, or is an entity with no investors subject to Title I of ERISA or Section 4975 of the Code, such that the assets of such Entity would not be subject to Title I of ERISA and/or Section 4975 of the Code.

     Solvency. Borrower (i) has not entered into this Loan Agreement or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and (ii) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the transactions contemplated hereby, the fair saleable value of Borrower's assets exceeds and will, immediately following the execution and delivery of this Agreement, exceed Borrower's total liabilities, including subordinated, unliquidated, or disputed liabilities or Contingent Obligations. The fair saleable value of Borrower's assets is and will, immediately following the execution and delivery of this Agreement, be greater than Borrower's probable liabilities, including the maximum amount of its Contingent Obligations or its debts as such debts become absolute and matured. Borrower's assets do not and, immediately following the execution and delivery of this Agreement, will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including Contingent Obligations and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

     Not Foreign Person. Borrower is not a "foreign person" within the meaning of ss. 1445(f)(3) of the Code.

     Investment Company Act, Public Utility Holding Company Act. Borrower is not (i) an "investment company" or a company "controlled" by an "investment company," within the meaning of, and is not required to register under, the Investment Company Act of 1940, as amended, (ii) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

     No Defaults. No Default or Event of Default exists under or with respect to any Loan Document.

     Labor Matters. Borrower is not a party to any collective bargaining agreements.

     Use of Proceeds; Margin Regulations. Borrower will use the proceeds of the Loan for the purposes described herein. Other than as set forth on
Schedule 4.1(q), no part of the proceeds of the Loan will be used, whether directly, indirectly, immediately, incidentally or ultimately, (i) to purchase or carry any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System ("Board of Governors") or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose which entails a violation of, or is inconsistent with, such Regulation U or any other Regulations of the Board of Governors, or (iii) for any purposes prohibited by applicable Legal Requirements. If requested by Lender, the Borrower, any applicable member of the Borrower Control Group and the recipient of any portion of the proceeds of the Loan Amount shall furnish to Lender a statement on Federal Reserve Form G-3 referred to in said Regulation U.

     Financial Information. To the best knowledge of Borrower, the financial data concerning the members of the Borrower Control Group and the Operating Companies for the year ended December 31, 2001 and the quarter ended March 31, 2002 that has been delivered by or on behalf of Borrower or any member of the Borrower Control Group to Lender is true, complete and correct in all material respects. Since March 31, 2002, except as otherwise disclosed in writing to Lender, there has been no material adverse change in the financial position of Borrower or any member of the Borrower Control Group or any Operating Company or in the results of operations of Borrower or any member of the Borrower Control Group or any Operating Company. Except for the Permitted Indebtedness, since March 31, 2002, neither Borrower, any member of the Borrower Control Group nor any Operating Company has incurred any obligation or liability, contingent or otherwise, not reflected in such financial data which might materially adversely affect its business operations or the Collateral.

     Enforceability. The Loan Documents executed by Borrower or any of its Affiliates in connection with the Loan, including any Pledge Agreement and Collateral Assignment, are the legal, valid and binding obligations of Borrower or such Affiliate, enforceable against Borrower or such Affiliate in accordance with their terms, subject only to bankruptcy, insolvency and other limitations on creditors' rights generally and to equitable principles. The Loan Documents, as of the Closing Date are not, subject to any right of rescission, set-off, counterclaim or defense by Borrower or such Affiliate, including the defense of usury, and the operation of any of the terms of the Note, or any other Loan Documents, or the exercise of any right thereunder, will not render the Loan Documents unenforceable against Borrower or such Affiliate, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense by Borrower or such Affiliate, including the defense of usury, and neither Borrower nor any Affiliate has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

     No Liabilities. Borrower has no liabilities or obligations including Contingent Obligations (and including liabilities or obligations in tort, in contract, at law, in equity, pursuant to a statute or regulation, or otherwise but exclusive of indemnities, assurances or other agreements to hold harmless another Person which are given in the ordinary course of business or in connection with a Permitted Transfer) other than those liabilities and obligations expressly permitted by this Agreement (including those liabilities and obligations under the Senior Loan).

     Conduct of Business. Borrower does not conduct its business "also known as", "doing business as" or under any name other than the Borrower's name set forth in the preamble to this Agreement.

     Pledge Agreements. The representations and warranties made by Borrower and the respective pledgors and assignors under the Pledge Agreements and Collateral Assignments are true and correct in all material respects.

     REIT Status. LFSRF II Borrower has not engaged and does not engage in activities which would in fact jeopardize its election to qualify and be taxed as a REIT.

     INTENTIONALLY DELETED.

     Non-Affiliation. Neither Borrower is an affiliate of Senior Lender or Citigroup.

     Organizational Documents. The organizational documents of Borrower, each member of the Borrower Control Group and each Operating Company have previously been delivered to Senior Lender in connection with the closing and funding of the Senior Loan and, other than those amendments and modifications set forth on Schedule 4.1(z) (copies of which have been delivered to Lender).

     Delivery of Stock, etc.. Borrower and the other grantors under the Collateral Assignments and the Pledge Agreements have previously delivered all certificates and other instruments, if any, evidencing ownership of the Collateral to Senior Lender in connection with the Senior Loan, together with separate endorsements executed in blank with respect thereto and have taken all other actions necessary to grant Senior Lender a first priority perfected security interest in the Collateral.

     Survival of Representations and Warranties. Borrower agrees that (i) all of the representations and warranties of Borrower and its Affiliates set forth in this Agreement and in the other Loan Documents delivered on the Closing Date are made as of the Closing Date (except as expressly otherwise provided) and (ii) all such representations and warranties made by Borrower and its Affiliates shall survive the delivery of the Note and continue for so long as any amount remains owing to Lender under this Agreement, the Note or any of the other Loan Documents. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.



                           AFFIRMATIVE COVENANTS

     Borrower Covenants. Borrower covenants and agrees that, from the date hereof and until payment in full of the Indebtedness, unless Lender otherwise consents in writing:

     Existence; Compliance with Legal Requirements, Insurance. Borrower shall do all things necessary to preserve, renew and keep in full force and effect the Entity existence, rights, licenses, permits and franchises necessary for the conduct of its business and comply in all respects with all applicable Legal Requirements. Borrower shall notify Lender promptly of any written notice or order that Borrower receives from any Governmental Authority relating to Borrower's or any of its Affiliates' failure to comply with applicable Legal Requirements. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property necessary for the continued conduct of its business.

     Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower.

     Taxes and Other Charges. Borrower shall pay, or cause to be paid, all Impositions owed by Borrower as the same become due and payable, and deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Impositions have been so paid no later than 30 days before they would be delinquent if not paid. After prior notice to Lender, Borrower, at its own expense, may contest, by appropriate legal proceedings, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application of any Impositions, provided that (i) no Default or Event of Default has occurred and remains uncured, (ii) such proceeding shall suspend the collection of the Impositions, (iii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder,
(iv) no part of or interest in the Collateral will be in danger of being sold, forfeited, terminated, canceled or lost, (v) Borrower shall have furnished such security as may be required in the proceeding, or as may be requested by Lender, to insure the payment of any such Impositions, together with all interest and penalties thereon, and (vi) Borrower shall promptly upon final determination thereof pay the amount of such Impositions, together with all costs, interest and penalties. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established.

     Performance of Other Agreements. Borrower shall observe and perform or cause to be observed and performed each and every term to be observed or performed by Borrower or any member of the Borrower Control Group pursuant to the terms of any Pledge Agreement, Collateral Assignment or other Loan Document.

     Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower's or any member of the Borrower Control Group's or Operating Company's condition, financial or otherwise, or of the occurrence of any Default or Event of Default.

     Cooperate in Legal Proceedings. Except with respect to any claim by Borrower against Lender, Borrower shall cooperate with Lender with respect to any proceedings before any Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the Loan Documents and, in connection therewith, not prohibit or prevent Lender, at its election, from participating in any such proceedings.

     Perform Loan Documents. Borrower shall, and shall cause the members of the Borrower Control Group to, observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by any of them, and to pay when due all costs, fees and expenses required to be paid by any of them under the Loan Documents.

     Further Assurances.  Borrower shall, at Borrower's sole cost and expense:

     upon Lender's request therefor given from time to time after the occurrence of any Default or Event of Default, pay for reports of UCC, federal tax lien, state tax lien, judgment and pending litigation searches relating to Borrower and the members of the Borrower Control Group;

     furnish to Lender all instruments, documents, certificates, and agreements, and each and every other document, certificate, agreement and instrument required to be furnished pursuant to the terms of the Loan Documents;

     execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the Collateral, as Lender may require in Lender's reasonable discretion, including the filing of any financing or continuation statements under the UCC with respect to the Collateral, transferring the Collateral to Lender's possession (if a security interest in such Collateral can be perfected by possession) and endorsing to Lender any Collateral which may be evidenced by an instrument; and

     do and execute, and cause each member of the Borrower Control Group to do and execute, all such further lawful acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall require from time to time in its discretion.

     Financial Statements, Reporting. Until payment in full of the Indebtedness, Borrower shall cause the following financial statements and information, with respect to a Reporting Company, in a form consistent with the reporting requirements pursuant to the securities laws applicable to any such Reporting Company and otherwise in a form satisfactory to Lender, to be delivered to Lender as and when hereinafter provided:

                    (1) as soon as practicable and in any event within one hundred twenty (120) days after the end of each Fiscal Year of the applicable Entities, audited combined statements of financial position of LFSRI II, LFSRI II Alternative, LFSRI-CADIM (which shall be duly certified by the Chief Financial Officer of Lazard Freres REI) and audited statements of financial position of each Operating Company as of the end of each such Fiscal Year during the Term, including a balance sheet and statement of profits and losses, as of the date thereof, prepared in accordance with GAAP by a nationally recognized accounting firm and accompanied by a statement of the accountants that such financial statements present fairly, in all material respects, the financial condition of each such Entity as of the end of the Fiscal Year being reported on and that the results of the operations and cash flows for such year were prepared and are being reported on in conformity with GAAP;

     promptly and in any event within sixty (60) days after the end of each fiscal quarter of the applicable Entities, (i) quarterly combined statements of financial position of LFSRI II, LFSRI II Alternative and LFSRI-CADIM (which shall be duly certified by the Chief Financial Officer of Lazard Freres REI), (ii) statements of financial position of each Operating Company, including a balance sheet and statement of profits and losses, and comparisons of results to prior year results, and (iii) with respect to each of AAC III, Intown and Rubenstein, a detailed schedule of all indebtedness (including Contingent Obligations) of such Entity, specifying the lender, the outstanding principal balance of the loan, amortization requirements (if any), maturity date, extension options (if any), the rate at which interest is payable and, if different, the rate at which interest accrues, collateral (if any), and such other information as Lender may reasonably request;

     within five (5) days after filing, the annual Federal income tax return of Borrower, with accompanying schedules prepared by Borrower;

     within three (3) days following receipt by any member of the Borrower Control Group, a copy of any notice of default regarding outstanding financial indebtedness of any member of the Borrower Control Group or any Operating Company;

     (A) annual budgets and revisions thereto for each Operating Company, approved by such Operating Company, and (B) from time to time, such other reports and information which Lender reasonably requires, subject to applicable restrictions on providing reports or information at law or in any applicable agreement;

     within five (5) Business Days following receipt by Borrower of all monthly reports covering each Operating Company and the members of the Borrower Control Group but in no event later than forty-five (45) days after the close of the month being reported, copies of said reports;

     together with each of the financial statements and information required pursuant to subdivisions (1) through (4) above, inclusive, a certificate of the Chief Financial Officer of Borrower that Borrower has observed and performed, in all material respects, all of its covenants and other agreements contained in this Agreement and the other Loan Documents, whether there exists any material Default or Event of Default and, if there is, specifying the nature and period of existence thereof and the action taken or proposed to be taken with respect thereto; and

     from time to time, within five (5) days following receipt thereof, such reports, financial statements and correspondence related to the Borrower Control Group or any Operating Company (subject to applicable restrictions on providing such items at law or in any applicable agreement) which, in Borrower's judgment, may have a material effect, either positive or negative, on the financial performance or valuation of the Borrower, any member of the Borrower Control Group or any Operating Company. For purposes of this subsection (i)(8), a "material effect" shall mean an effect in excess of $5 million outside the ordinary course of business.

     ERISA. Borrower shall deliver to Lender as soon as possible, and in any event within ten (10) days, after Borrower knows or has reason to believe that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of Borrower setting forth details respecting such event or condition and the action, if any, that Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Borrower or an ERISA Affiliate with respect to such event or condition):

                    (2) any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event that could reasonably be expected to result in (a) the termination of such Plan (other than pursuant to a standard termination under ERISA Section 4041(b)), (b) the imposition of a liability on the Borrower or its ERISA Affiliates or (c) the imposition of a Lien on the assets of the Borrower or its ERISA Affiliates (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

     the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by Borrower or an ERISA Affiliate to terminate any Plan (other than in a standard termination pursuant to ERISA
Section 4041(b));

     the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan which could result in the imposition of liability on the Borrower or its ERISA Affiliates;

     the complete or partial withdrawal from a Multiemployer Plan by Borrower or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA which could result in the imposition of liability on the Borrower or its ERISA Affiliates;

     the institution of a proceeding by a fiduciary of any Multiemployer Plan against Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed or settled within thirty (30) days;

     the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Borrower or an ERISA Affiliate fails to timely provide security to the Plan in accordance with the provisions of said Sections; and

     the imposition of a Lien or a security interest in connection with a Plan.

     Entity Status. Borrower will and will cause each member of the Borrower Control Group to (i) continue to comply, and cause their respective Subsidiaries to comply, with the provisions of all of their respective organizational and governing documents, and the laws of the state in which each such Entity was formed relating to each such Entity, and (ii) enter into such amendments and modifications to such organizational documents as may reasonably be required by Lender or any Rating Agency to facilitate a Securitization or other transaction as described in Section 8.34 below. All customary formalities regarding the Entity existence of Borrower and each member of the Borrower Control Group will continue to be observed.

     Impositions and Other Claims. Borrower shall or shall cause each member of the Borrower Control Group to pay and discharge or cause to be paid and discharged all Impositions, as well as all lawful claims for labor, materials and supplies or otherwise, which could become a Lien on the Collateral.

     INTENTIONALLY DELETED.

     Special Purpose Bankruptcy Remote Entity. Borrower shall continue to be a Special Purpose Bankruptcy Remote Entity. A "Special Purpose Bankruptcy Remote Entity" means a corporation, limited partnership or limited liability company which at all times since its formation and at all times thereafter (i) was and is organized solely for the purpose of (A) owning a portion of the Collateral or (B) acting as a member of a limited liability company that owns a portion of the Collateral, (ii) has not engaged and will not engage in any business unrelated to (A) the ownership of a portion of the Collateral, or (B) acting as a member of the limited liability company that owns a portion of the Collateral, (iii) has not had and will not have any assets other than those related to a portion of the Collateral or its member interest in the limited liability company that owns a portion of the Collateral, (iv) has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, asset sale, transfer of partnership or membership interests (if such entity is a general partner in a limited partnership or a member in a limited liability company), or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable), (v) if such entity is a limited partnership, has, as its only general partners, Special Purpose Bankruptcy Remote Entities that are corporations, (vi) if such entity is a corporation has at least one Independent Director, and has not caused or allowed and will not cause or allow the board of directors of such entity to take any action requiring the unanimous affirmative vote of 100% of the members of its board of directors unless an Independent Director shall have participated in such vote, (vii) if such entity is a limited liability company, has at least one member that is a Special Purpose Bankruptcy Remote Entity that is a corporation and such corporation is the managing member of such limited liability company, (viii) if such entity is a limited liability company, has articles of organization, a certificate of formation and/or an operating agreement, as applicable, providing that (A) such entity will dissolve only upon the bankruptcy of the managing member, (B) the vote of a majority-in-interest of the remaining members is sufficient to continue the life of the limited liability company in the event of such bankruptcy of the managing member and (C) if the vote of a majority-in-interest of the remaining members to continue the life of the limited liability company following the bankruptcy of the managing member is not obtained, the limited liability company may not liquidate its property without the consent of the applicable Rating Agencies for as long as the Loan is outstanding, (ix) without the unanimous consent of all of its partners, directors or members, as applicable, shall not (A) file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest, (B) dissolve, liquidate, consolidate, merge, or sell all or substantially all of its assets or the assets of any other entity in which it has a direct or indirect legal or beneficial ownership interest, (C) engage in any other business activity, or amend its organizational documents, (x) is and will remain solvent and is maintaining and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, (xi) has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity, (xii) has maintained and will maintain its accounts, books and records separate from any other Person and will file its own tax returns, (xiii) has maintained and will maintain its books, records, resolutions and agreements as official records, (xiv) except as required by the Senior Loan Deposit Account Agreement and the Deposit Account Agreement, has not commingled and will not commingle its funds or assets with those of any other Person, (xv) has held and will hold its assets in its own name, (xvi) has conducted and will conduct its business in its name, (xvii) has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person, (xviii) has paid and will pay its own liabilities, including the salaries of its own employees, only out of its own funds and assets,
(xix) has observed and will observe all partnership, corporate or limited liability company formalities, as applicable, (xx) has maintained and will maintain an arm's-length relationship with its Affiliates, (xxi) has no indebtedness other than the Loan, the Senior Loan and liabilities in the ordinary course of business relating to the ownership of the Collateral,
(xxii) has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except for the Loan, the Senior Loan and the liabilities permitted pursuant to this Agreement, (xxiii) has not and will not acquire obligations or securities of its partners, members or shareholders, (xxiv) has allocated and will allocate fairly and reasonably any overhead for shared office space and uses separate stationery, invoices and checks, (xxv) except in connection with the Loan and the Senior Loan has not pledged and will not pledge its assets for the benefit of any other Person, (xxvi) has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person, (xxvii) has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person, (xxviii) except as permitted by Section 2.2 of the Senior Loan Agreement and by
Section 2.2 hereof, has not made and will not make loans to any Person,
(xxix) has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it,
(xxx) except as permitted by Section 2.2 of the Senior Loan Agreement and by Section 2.2 hereof, has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arm's-length transaction with an unrelated third party, (xxxi) except to the extent covered by insurance, has no obligation to indemnify its partners, officers, directors or members, as the case may be, or has such an obligation that is fully subordinated to the Indebtedness and will not constitute a claim against it in the event that cash flow in excess of the amount required to pay the Indebtedness is insufficient to pay such obligation, and (xxxii) if such entity is a corporation, it is required to consider the interests of its creditors in connection with all corporate actions.

     Post-Closing Covenants. Borrower and the other specified members of the Borrower Control Group shall comply with all post-closing covenants set forth on Schedule III, attached hereto and made a part hereof.

     Expenses. Borrower shall reimburse Lender upon receipt of notice for all reasonable costs and expenses (including reasonable attorneys' fees and costs) incurred by Lender in connection with (i) INTENTIONALLY DELETED;
(ii) Borrower's and its Affiliates' ongoing performance under and compliance with the Loan Documents; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications of or under any Loan Document and any other documents or matters requested by Lender; (iv) filing and recording of any Loan Documents; (v) inspections and appraisals; (vi) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, any member of the Borrower Control Group, the Loan Documents, the Collateral, or any other security given for the Loan; and (vii) enforcing any obligations of or collecting any payments due from Borrower or any member of the Borrower Control Group under any Loan Document or with respect to the Collateral or in connection with any refinancing or restructuring of the Loan in the nature of a "work-out", or any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any costs and expenses due and payable to Lender hereunder which are not paid by Borrower within ten days after demand may be paid from any amounts in the Deposit Account, with notice thereof to Borrower. The obligations and liabilities of Borrower under this Section shall survive the Maturity Date and, if applicable, the Extended Maturity Date, and the exercise by Lender of any of its rights or remedies under the Loan Documents.

     REIT Status. For Fiscal Year 2002 and each subsequent year during the Term, (i) LFSRI II Borrower shall qualify and continue to be taxed as a REIT, (ii) Borrower shall cause each of AAC Inc., PMAIT and (subject to the transactions contemplated by the Konover Consent) Prometheus SERT to qualify and continue to be taxed as a REIT, and (iii) Borrower shall not engage in or cause or suffer any of its Subsidiaries under the direct or indirect control of the Borrower to engage in any activities which would in fact jeopardize such qualification and tax treatment.

     Direction Letter Authorization. Borrower shall, and shall cause each applicable member of the Borrower Control Group to, execute and deliver the Direction Letters to each applicable Operating Company (excluding Cliveden and the Destination Entities) and/or member of the Borrower Control Group, as applicable, upon repayment in full of the Senior Loan. Borrower and each applicable member of the Borrower Control Group shall cooperate with Lender and take such actions required by Lender to ensure that all such Direction Letters are countersigned and consented to by the Operating Companies (other than AAC III).

     Net Cash Flow. Subject to Section 2.6(b)(3), the Net Cash Flow with respect to any Fiscal Quarter shall not be less than $5,000,000.

     Net Equity Value. Subject to Section 2.6(b)(3), the Net Equity Value shall at all times be equal to or in excess of $200,000,000.

     Fund Covenants. Each of LFSRI II, LFSRI II Alternative and LFSRI-CADIM covenants and agrees that from the date hereof until payment in full of the
Indebtedness:

     INTENTIONALLY DELETED.

     Indebtedness. The Fund shall not incur, create, assume, become or be liable in any manner with respect to Other Borrowings, except the Indebtedness, the Permitted Indebtedness identified under item 2 of Exhibit A attached hereto and any Transaction Costs payable in connection with the Transactions.



                             NEGATIVE COVENANTS
                             ------------------

     Borrower Negative Covenants. Borrower covenants and agrees that, until payment in full of the Indebtedness, it will not do, directly or indirectly, any of the following unless Lender consents thereto in writing:

     Special Purpose Existence and Separateness of Entities.

                              (x) (i) take any actions in violation of the Borrower's organizational or governing documents or that would otherwise adversely affect the Borrower's existence as a Special Purpose Bankruptcy Remote Entity, or (ii) amend, modify, waive or terminate the Borrower's organizational or governing documents.

                              (y) (i) dissolve or liquidate, in whole or in part, or take any action that could have the effect of causing a dissolution or liquidation of any of its Subsidiaries, (ii) consolidate or merge with or into any other entity, (iii) make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver, trustee or other similar official for it, or for a substantial part of its property, commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt or liquidation law, or admit its inability to pay its debts generally as they become due, (iv) cause or permit the Collateral or other assets or property of Borrower to be subject to any Lien other than as provided for in the Loan Documents or as provided for in the Senior Loan Documents,
                              (v) Transfer, in one transaction or a series of transactions, all, or substantially all, of its assets, (vi) make any material changes in Borrower's present method of conducting business, or (vii) lend money to any Person (except as permitted by Section 2.2). (z) (i) undertake the incurrence or assumption on behalf of Borrower directly or indirectly, of any indebtedness other than the Loan and the Senior Loan, or (ii) grant a Lien in Borrower's assets other than as set forth in the Loan Documents and in the Senior Loan Documents.

     Liens on the Collateral. Incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Lien with respect to any Collateral except Liens in favor of Lender and Liens in favor of Senior Lender under the Senior Loan Documents.

     Transfer. Except with respect to Permitted Transfers or as expressly provided in this Agreement, or except as otherwise approved by Lender in writing in Lender's discretion, allow to occur any Transfer with respect to Equity Interests in Borrower, any member of the Borrower Control Group (other than LFSRI II, LFSRI II Alternative and LFSRI-CADIM) or any Operating Company, or of any Dividends and Distributions payable to or by Borrower, any member of the Borrower Control Group or any Operating Company, or any other Collateral, except (i) those Equity Interests which are not owned or controlled (directly or indirectly) by LFSRI II, LFSRI II Alternative and LFSRI-CADIM, (ii) Dividends and Distributions payable by LFSRI II, LFSRI II Alternative or LFSRI-CADIM, or to any of them by any Entity other than the Borrower, any member of the Borrower Control Group or any Operating Company, (iii) Dividends and Distributions payable by Borrower, any member of the Borrower Control Group or Operating Company which is a REIT to holders of Equity Interests necessary to maintain qualification as a REIT, (iv) Transfers in accordance with the provisions of Section 2.6(b)(2) and (v) Transfers of 50% of the Dividends and Distributions payable by PMAIT.

     Other Borrowings. Incur, create, assume, become or be liable or allow any member of the Borrower Control Group to become or be liable in any manner with respect to Other Borrowings, except the Indebtedness, the Permitted Indebtedness and any Transaction Costs payable in connection with the Transactions.

     Change In Business. Make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business or allow any member of the Borrower Control Group to do any of the foregoing.

     Debt Cancellation. Cancel or otherwise forgive or release any material claim or debt owed to Borrower by any Person, except for adequate consideration or in the ordinary course of Borrower's business.

     Affiliate Transactions. Except as permitted by Section 2.2 of the Senior Loan Agreement or Section 2.2 hereof, enter into, or be a party to, any transaction with an Affiliate of Borrower, except in the ordinary course of business and on terms which are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm's-length transaction with an unrelated third party, and, if the amount to be paid to the Affiliate pursuant to the transaction or series of related transactions is greater than Fifty Thousand Dollars ($50,000.00) (determined annually on an aggregate basis) fully disclosed to Lender in advance.

     Certain Restrictions. Enter into any agreement which expressly restricts the ability of Borrower or any member of the Borrower Control Group to enter into amendments, modifications or waivers of any of the Loan Documents.

     Issuance of Equity Interests. Subject to the requirements of Section 5.1(o), issue or allow to be created any stock or shares or shareholder, partnership or membership interests, as applicable, including Convertible Securities or other ownership interests in Borrower or any member of the Borrower Control Group, except for (x) the issuance of preferred stock to no more than 150 Persons necessary for REIT qualification, and (y) the issuance of new Equity Interests that are immediately pledged to Lender pursuant to documents granting Lender a second priority security interest (subject and subordinate only to a security interest in favor of Senior Lender in accordance with the provisions of the Senior Loan Documents) and which are otherwise reasonably acceptable in form and substance to Lender.

     Place of Business. Change its chief executive office or its principal place of business or place where its books and records are kept.

     Identity. Change its name, identity or organizational structure in any manner which might make any financing or continuation statement filed in connection herewith seriously misleading within the meaning of Section 9-506 of the UCC (or any other applicable provision of the UCC).

     Subsidiaries. Create any Subsidiaries or otherwise acquire Equity Interests in any Entity without the prior written consent of Lender.

     Contractual Obligations. Other than the Loan Documents and the Senior Loan Documents, Borrower and its assets shall not be subject to any Other Borrowings, and Borrower shall not enter into any agreement, instrument or undertaking by which it or its assets are bound, except for incurring liabilities, not material in the aggregate, that are incidental to its activities as an owner of Collateral.

     Borrower Control Group. Neither Borrower nor any member of the Borrower Control Group shall fail to perform its obligations under (i) the Loan Documents to which it is a party or by which it is bound, or (ii) under its organizational or governing documents or any other material agreement to which it is a party or by which it or its assets are bound or affected.

     ERISA. Neither Borrower nor any member of the Borrower Control Group shall take any action, or omit to take any action, which would cause any of such Entity's assets to constitute "plan assets" for purposes of ERISA or the Code.

     Direction Letters. Neither Borrower nor any member of the Borrower Control Group shall attempt to revoke, rescind or modify any of the Direction Letters.

                                  DEFAULTS

     Event of Default. The occurrence of one or more of the following events shall be an "Event of Default" hereunder:

     if Borrower fails to pay the outstanding Indebtedness on the Maturity Date or, if applicable, the Extended Maturity Date; or if Borrower fails to make any prepayment of all or any portion of the Indebtedness as and when required by Section 2.6;

     the occurrence of a Payment Breach;

     the occurrence of the events identified elsewhere in the Loan Documents or, as long as the Senior Loan is outstanding, the Senior Loan Documents as constituting an "Event of Default" hereunder or thereunder;

     any Transfer in violation of Section 6.1(c) of this Agreement;

     if Borrower or any of its Affiliates fails to pay any other amount payable by such Person pursuant to this Agreement or any other Loan Document when due and payable in accordance with the provisions hereof or thereof, as the case may be;

     if any representation or warranty made by Borrower or any member of the Borrower Control Group herein or in any other Loan Document, or in any report, certificate, financial statement or other Instrument, agreement or document furnished by or on behalf of Borrower in connection with this Agreement, the Note or any other Loan Documents shall have been false or misleading in any material respect as of the date such representation or warranty was made or remade;

     any violation of the covenants set forth in Section 5.1(n), 5.1(o), 5.1(s), 5.1(t), 5.2, 6.1(a), 6.1(b), 6.1(d), 6.1(i) or 6.1(l) of this
Agreement;

     if Borrower or any member of the Borrower Control Group or any Operating Company (other than an AACDK Entity) makes a general assignment for the benefit of creditors;

     if a receiver, liquidator or trustee shall be appointed for Borrower, any member of the Borrower Control Group or any Operating Company (other than an AACDK Entity), or if Borrower or any member of the Borrower Control Group or any Operating Company (other than an AACDK Entity), shall be adjudicated as bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by Borrower or any member of the Borrower Control Group or any Operating Company (other than an AACDK Entity), or if any proceeding for the dissolution or liquidation of Borrower or any member of the Borrower Control Group or any Operating Company (other than an AACDK Entity), shall be instituted or if Borrower or any member of the Borrower Control Group or Operating Company (other than an AACDK Entity), shall generally not be paying their respective debts as they become due;

     if Borrower attempts to delegate its obligations or assign its rights under this Agreement, any of the other Loan Documents or any interest herein or therein;

     if any provision of any organizational or governing document of Borrower or any member of the Borrower Control Group is amended or modified in any respect (except as required by Section 5.1(o) of this Agreement or except as otherwise consented to in writing by Lender), or if Borrower or any member of the Borrower Control Group fails to perform or enforce the provisions of its organizational or governing documents or attempts to dissolve;

     if an event or condition specified in Section 5.1(j) shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, Borrower or any ERISA Affiliate shall incur or be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) which would result in or constitute a Material Adverse Condition with respect to Borrower, the Fund taken as a whole, any other member of the Borrower Control Group or any Operating Company, other than a Material Adverse Condition solely with respect to one or more AACDK Entities and the members of the Borrower Control Group (excluding Borrower and the Fund) that own, directly or indirectly, an interest in such AACDK Entities (as long as such Material Adverse Condition affecting the applicable members of the Borrower Control Group was solely caused by or resulted solely from the Material Adverse Condition of the subject AACDK Entities);

     if any financial statement, report or information provided to Lender by or on behalf of Borrower concerning the Borrower, any member of the Borrower Control Group or any Operating Company proves to be inaccurate or misleading in any material respect;

     if a judgment is entered against Borrower or any member of the Borrower Control Group or any Operating Company that adversely affects the ability of Borrower or any member of the Borrower Control Group to perform its obligations under the Loan Documents, unless such judgment is paid in full within thirty (30) days after the date of such judgment;

     if, after the Effective Date, Debt Service Achievement is not maintained;

     if LFSRI II Borrower or any member of the Borrower Control Group or any Operating Company which is a REIT ceases to be taxed as a REIT;

     if Borrower or any member of the Borrower Control Group or any other Person shall fail to perform any of the other obligations, agreements, undertakings, terms, covenants, provisions or conditions of this Agreement, the Note, or the other Loan Documents, not otherwise referred to in this
Section 7.1, for twenty (20) Business Days after written notice to Borrower from Lender or its successors or assigns; provided that if such default cannot reasonably be cured within such twenty (20) Business Day period and Borrower shall have commenced to cure such default within such period and thereafter diligently and expeditiously proceeds to cure the same, such twenty (20) Business Day period shall be extended for as long as it shall require Borrower in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of ninety (90) days;

                    (ii) If Borrower fails to establish the Deposit Account on or before the Effective Date;

                    (iii) from and after the Effective Date, the failure to make any payment required to be made into the Deposit Account pursuant to any of the Deposit Account Agreement, the Pledge Agreements and/or the Collateral Assignments.

     Remedies. Upon the occurrence and during the continuation of an Event of Default, subject to the rights of the Senior Lender to exercise any of its remedies under the Senior Loan Documents, all or any one or more of the rights, powers and other remedies available to Lender against Borrower or its Affiliates under this Agreement, the Note, or any of the other Loan Documents, or at law or in equity may be exercised by Lender at any time and from time to time (including the right to accelerate and declare the outstanding principal amount, unpaid interest, Default Rate interest, Late Charges, Exit Additional Interest Payment and any other amounts owing by Borrower to be immediately due and payable), without notice or demand, whether or not all or any portion of the Indebtedness shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any portion of the Collateral. Any such rights of Lender shall be subordinate to the rights of the Senior Lender and shall be cumulative and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Notwithstanding anything contained to the contrary herein, the outstanding principal amount, unpaid interest, Default Rate interest, Late Charges, Exit Additional Interest Payment and any other amounts owing by Borrower shall be accelerated and immediately due and payable, without any election by Lender upon the occurrence of an Event of Default described in Section 7.1(viii) or Section 7.1(ix).

     Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower or any other Person pursuant to this Agreement or the other Loan Documents or existing at law or in equity or otherwise. Lender's rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender's discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of any Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon. Any and all of Lender's rights with respect to the Collateral shall continue unimpaired, and Borrower shall be and remain obligated in accordance with the terms hereof, notwithstanding (i) the release or substitution of Collateral at any time, or of any rights or interest therein or (ii) any delay, extension of time, renewal, compromise or other indulgence granted by Lender in the event of any Default or Event of Default with respect to the Collateral or otherwise hereunder. Borrower acknowledges that (x) the use in this Agreement or any Loan Documents of phrases like "if an Event of Default has occurred and is continuing," "if an Event of Default remains uncured," or other similar phrases, are not intended to grant to Borrower or any member of the Borrower Control Group any cure rights other than those expressly set forth in this Agreement or such Loan Documents, and (y) the tender of any cure after the occurrence of an Event of Default may be accepted or rejected in Lender's sole discretion.

     Lender's Right to Perform. If Borrower fails to perform any covenant or obligation contained herein and such failure shall continue for a period of (5) five Business Days after Borrower's receipt of written notice thereof from Lender, without in any way limiting Section 7.1 hereof, Lender may, but shall have no obligation to, itself perform, or cause performance of, such covenant or obligation, and the expenses of Lender incurred in connection therewith shall be payable by Borrower to Lender upon demand. Notwithstanding the foregoing, Lender shall have no obligation to send notice to Borrower of any such failure.



                               MISCELLANEOUS
                               -------------

     Survival. Subject to Section 4.2, this Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the execution and delivery of this Agreement and the execution and delivery by Borrower to Lender of the Note, and shall continue in full force and effect so long as any portion of the Indebtedness is outstanding and unpaid. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements in this Agreement contained, by or on behalf of Borrower, shall inure to the benefit of the respective successors and assigns of Lender. Nothing in this Agreement or in any other Loan Document, express or implied, shall give to any Person other than the parties and the holder(s) of the Note and the other Loan Documents, and their legal representatives, successors and assigns, any benefit or any legal or equitable right, remedy or claim hereunder.

     Lender's Discretion. Whenever pursuant to this Agreement or any other Loan Document, Lender exercises any right, option or election given to Lender to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Lender or is to be in Lender's discretion, the decision of Lender to approve or disapprove, consent or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory or acceptable or not acceptable to Lender in Lender's discretion, shall (except as is otherwise specifically herein provided) be in the sole and absolute discretion of Lender.

     Governing Law.
     -------------

     This Agreement and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and intended to be performed in such State, without giving effect to principles of conflicts of laws, and any applicable law of the United States of America. To the fullest extent permitted by law, Borrower hereby unconditionally and irrevocably waives any claim to assert that the law of any other jurisdiction governs this Agreement and the Note, and this Agreement and the Note shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflicts of laws.

     ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK OR IN ANY FEDERAL OR STATE COURT IN ANY JURISDICTION IN WHICH ANY COLLATERAL IS LOCATED, AND BORROWER WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT MARJORIE L. REIFENBERG, ESQ., WHOSE ADDRESS IS 30 ROCKEFELLER PLAZA, NEW YORK, NEW YORK 10020, AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS (OR AT SUCH OTHER OFFICE AS MAY BE DESIGNATED BY BORROWER FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS HEREOF) WITH A COPY TO BORROWER AT C/O LAZARD FRERES REAL ESTATE INVESTORS L.L.C., 30 ROCKEFELLER PLAZA, NEW YORK, NEW YORK 10020, ATTENTION: JOHN A. MOORE AND WRITTEN NOTICE OF SAID SERVICE OF BORROWER MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT (WHICH OFFICE SHALL BE DESIGNATED AS THE ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

     Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Note or any other Loan Document, or consent to any departure by Borrower or any of its Affiliates therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

     Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note, or of any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

     Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by telecopier (with answer back acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c) above, addressed if to Lender at its address set forth on the first page hereof, and if to Borrower at its designated address set forth on the first page hereof, or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 8.6. A copy of all notices, consents, approvals and requests directed to Borrower shall be delivered concurrently to c/o Lazard Freres Real Estate Investors L.L.C., 30 Rockefeller Plaza, 50th Floor, New York, New York 10020, Attention: John
A. Moore, Phone Number (212) 632-8258, Telefax Number (212) 332-5641. A copy of all notices, consents, approvals and requests directed to Lender shall be delivered concurrently to each of the following: CTMPII FC LF
(MS), c/o Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022, Attention: Stephen D. Plavin, Jeremy FitzGerald and Loan Administrator. A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery; (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day; or (d) in the case of telecopier, upon receipt of answer back confirmation, provided that such telecopied notice was also delivered as required in this Section 8.6. A party receiving a notice which does not comply with the technical requirements for notice under this Section 8.6 may elect to waive any deficiencies and treat the notice as having been properly given. If a party refuses delivery, such party shall be deemed to have received notice on the date of attempted delivery, as evidenced by courier's or post office proof of attempted delivery.

     TRIAL BY JURY. BORROWER AND LENDER, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING, INCLUDING ANY TORT ACTION, BROUGHT BY ANY PARTY HERETO WITH RESPECT TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS.

     Headings. The Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     Assignment. 1. Lender shall have the right to assign in whole or in part this Agreement and/or any of the other Loan Documents and the obligations hereunder or thereunder to any Person and to sell or otherwise transfer participation interests in all or any portion of the Loan evidenced hereby provided that each assignee shall comply with the provisions of Section 2.13 and no assignee that is a Foreign Lender shall be entitled to the benefits of Section 2.9 and 2.13 unless such assignee complies with Section 2.13.

     The Note will be registered as to both principal and interest with Borrower and transfer of the Note may be effected only by surrender of the old Note and either the reissuance by Borrower of the old Note to the new holder or the issuance by Borrower of a new instrument to the new holder. Borrower shall cooperate in effecting any transfer requested by the holder.

     Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     Preferences. Lender shall have no obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the obligations of Borrower pursuant to this Agreement, the Note or any other Loan Document. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender for Borrower's benefit, which payment or receipt of proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

     Waiver of Notice. Neither Borrower nor any of its Affiliates shall be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower or an Affiliate thereof and except with respect to matters for which Borrower and any applicable Affiliate are not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents does not specifically and expressly provide for the giving of notice by Lender to Borrower.

     Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement, the Note, or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, then in such event Borrower shall not be entitled to bring an action for damages, but shall be limited to commencing an action seeking injunctive relief or declaratory judgment.

     Full Recourse. The Loan and Borrower's obligations thereunder shall be fully recourse to Borrower.

     INTENTIONALLY DELETED.

     Exhibits Incorporated. The information set forth on the cover, heading and recitals hereof, and the Exhibits and Schedules attached hereto, are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

     Offsets, Counterclaims and Defenses. Any assignee of Lender's interest in and to this Agreement, the Note, and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to the Loan, this Agreement, the Note, and the other Loan Documents which Borrower or any of its Affiliates may otherwise have against any assignor, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower or any of its Affiliates in any action or proceeding brought by any such assignee upon this Agreement, the Note, and other Loan Documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

     No Joint Venture or Partnership. Borrower and Lender intend that the relationship created hereunder be solely that of borrower and lender. Nothing herein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender.

     Waiver of Marshalling of Assets Defense. To the fullest extent that Borrower may legally do so, Borrower waives all rights to a marshalling of the assets of Borrower, and others with interests in Borrower, and of the Collateral, or to a sale in inverse order of alienation in the event of foreclosure of the interests hereby created, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Collateral for the collection of the Indebtedness without any prior or different resort for collection, or the right of Lender to the payment of the Indebtedness in preference to every other claimant whatsoever.

     Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than compulsory counterclaim, in any action or proceeding brought against Borrower by Lender or Lender's agents.

     Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and the provisions of the Note, or any of the other Loan Documents, the provisions of this Agreement shall prevail. The parties hereto acknowledge that they were represented by counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.

     Brokers and Financial Advisors. Borrower and Lender hereby represent that they have dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person, that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. The provisions of this Section shall survive the expiration and termination of this Agreement and the repayment of the Indebtedness.

     Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

     Payment of Expenses. Borrower shall, whether or not the Transactions are consummated, pay all Transaction Costs, which shall include all commitment fees due and payable at closing and all reasonable out-of-pocket fees, costs, expenses, and disbursements of Lender and its attorneys, local counsel, accountants and other contractors in connection with (i) the negotiation, preparation, execution and delivery of the Loan Documents and the documents and instruments referred to therein, (ii) the creation, perfection or protection of Lender's Liens in the Collateral (including fees and expenses for title and lien searches and filing and recording fees, intangibles taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, (iii) the negotiation, preparation, execution and delivery of any amendment, waiver or consent relating to any of the Loan Documents, and (iv) the preservation of rights under and enforcement of the Loan Documents and the documents and instruments referred to therein, including any restructuring or rescheduling of the Indebtedness. Notwithstanding anything to the contrary which may be contained in this Agreement, upon the request of Lender, Borrower shall pay all costs and expenses incurred by Lender in connection with the Loan after the date hereof to a designated agent of Lender.

     Bankruptcy Waiver. Borrower hereby agrees that, in consideration of the recitals and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, if Borrower (i) files with any bankruptcy court of competent jurisdiction or is the subject of any petition under Title 11 of the U.S. Code, as amended, (ii) is the subject of any order for relief issued under Title 11 of the U.S. Code, as amended, (iii) files or is the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future law relating to bankruptcy, insolvency or other relief of debtors, (iv) has sought or consents to or acquiesces in the appointment of any trustee, receiver, conservator or liquidator or (v) is the subject of any order, judgment or decree entered by any court of competent jurisdiction approving a petition filed against such party for any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency or other relief for debtors, the automatic stay provided by the Federal Bankruptcy Code and any other such statute shall be modified and annulled as to Lender, so as to permit Lender to exercise any and all of its rights and remedies, upon request of Lender made on notice to Borrower and any other party in interest but without the need of further proof or hearing. Neither Borrower nor any Affiliate of Borrower shall contest the enforceability of this Section.

     Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the other Loan Documents constitutes the entire agreement among the parties hereto with respect to the subject matter contained in this Agreement, the Exhibits and Schedules hereto and the other Loan Documents and supersedes all prior agreements, understandings and negotiations between the parties.

      Dissemination of Information. If Lender determines at any time to sell, transfer or assign the Note, this Loan Agreement and any other Loan Document and any or all servicing rights with respect thereto, or to grant participations therein or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement, subject to receipt by Borrower of a confidentiality agreement reasonably acceptable to it from any Investor (herein defined), Lender may forward to each purchaser, transferee, assignee, servicer, participant or investor in such securities (collectively, the "Investor") or any Rating Agency rating such securities and each prospective Investor, all documents and information which Lender now has or may hereafter acquire relating to the Loan, Borrower, any member of the Borrower Control Group, any guarantor, any indemnitor and the Collateral, which shall have been furnished by or on behalf of Borrower, any member of the Borrower Control Group, any guarantor, any indemnitor, or any party to any Loan Document, or otherwise furnished in connection with the Loan, as Lender in its discretion determines necessary or desirable. Notwithstanding the provisions of this Section 8.27 or the provisions of
Section 8.34, Lender shall not disclose the identity of the investors in LSFRI II, LSFRI II Alternative or LSFRI-CADIM or the members in Lazard Freres REI in documents intended to be released to the public. Neither Borrower nor any member of the Borrower Control Group shall have any obligation to any such third party to which Lender delivers such information unless such Entity so agrees in writing directly with such third party. Notwithstanding the provisions of this Section 8.27 to the contrary, neither Borrower nor any member of the Borrower Control Group shall be required to release or disclose any non-public information concerning any Entity, the securities of which are traded publicly, to any Person who has not furnished a confidentiality agreement.

     Limitation of Interest. It is the intention of Borrower and Lender to conform strictly to applicable laws governing the maximum rate of interest and other charges payable, including usury laws. Accordingly, if the transactions contemplated hereby would violate any such applicable law, then, in that event, notwithstanding anything to the contrary in any Loan Document, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is taken, reserved, contracted for, charged or received under any Loan Document or otherwise in connection with the Loan shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited to principal by Lender (or if the Loan shall have been paid in full, refunded to Borrower); and (ii) in the event that the maturity of the Loan is accelerated by reason of an election by Lender resulting from any default hereunder or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum amount of interest allowed by applicable law, and any interest in excess of the maximum amount of interest allowed by applicable law, if any, provided for in the Loan Documents or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore prepaid, shall be credited to principal (or if the principal portion of the Loan and any other amounts not constituting interest shall have been paid in full, refunded to Borrower).

In determining whether or not the interest paid or payable under any specific contingency exceeds the maximum amount allowed by applicable law, Lender shall, to the maximum extent permitted under applicable law (a) exclude voluntary prepayments and the effects thereof, and (b) amortize, prorate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of the Loan so that the interest rate is uniform throughout the entire term of the Loan; provided, that if the Loan is paid and performed in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence thereof exceeds the maximum amount allowed by applicable law, Lender shall refund to Borrower the amount of such excess, and in such event, Lender shall not be subject to any penalties provided by any laws for contracting for, charging or receiving interest in excess of the maximum amount allowed by applicable law.

     Indemnification.
     ---------------

     In addition to any other indemnifications provided for herein or in the other Loan Documents, Borrower shall protect, defend, indemnify and hold harmless Lender and each of its Affiliates and their respective successors and assigns (including their respective trustees, officers, directors, partners, employees, attorneys, accountants, professionals and agents and each other Person, if any, controlling Lender or any of its affiliates within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) (each, including Lender, an "Indemnified Party") from and against all liabilities, obligations, claims, and, damages, penalties, causes of action, losses, fines, costs, expenses (including reasonable attorneys' fees and costs) imposed upon or incurred by or asserted against any Indemnified Party (other than with respect to taxes (except for taxes for which Borrower is liable pursuant to this Agreement) and other than by reason of such Indemnified Party's default under the Loan Documents or active gross negligence or willful misconduct, as determined to have occurred pursuant to the final nonappealable decision of a court of competent jurisdiction) by reason of (i) ownership or holding of this Agreement, the other Loan Documents, the Collateral or any of them or any interest therein, including any funds deposited with Lender, (ii) receipt and application of any balances in the Deposit Account, (iii) any failure on the part of Borrower or any of its Affiliates, including the members of the Borrower Control Group, to perform or comply with any of the terms of this Agreement or any other Loan Document, (iv) any representation or warranty made in the Note, this Agreement or any of the other Loan Documents being false or misleading in any material respect as of the date such representation or warranty was made, (v) any claim by Borrower or any Affiliate of Borrower that the relationship of Lender and Borrower is other than that of lender and borrower, or (vi) the execution and delivery of this Agreement and the other Loan Documents, the transactions contemplated hereby or thereby and the performance of the parties hereto of their respective obligations hereunder or thereunder.

     In addition to any other indemnification provided for herein or in the other Loan Documents, LFSRI II, LFSRI II Alternative and LFSRI-CADIM, jointly and severally, shall protect, indemnify, defend and hold harmless the Indemnified Parties from and against all liabilities, obligations, claims, damages, penalties, causes of action, losses, fines, costs, expenses (including reasonable attorneys' fees and costs) imposed upon or incurred by or asserted against any Indemnified Party (other than by reason of such Indemnified Party's default under the Loan Documents or active gross negligence or willful misconduct, as determined to have occurred pursuant to the final, nonappealable decision of a court of competent jurisdiction) by reason of any failure on the part of Borrower or any of its Affiliates, including the members of the Borrower Control Group, to perform or comply with any of the terms of this Agreement or any other Loan Document.

     Any amounts payable to any Indemnified Party by reason of the application of this Section 8.29 shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained by any Indemnified Party until paid. The indemnifications set forth in this Section 8.29 shall not be applicable to the extent (1) occasioned, arising and caused solely as the result of the active gross negligence or willful misconduct of Lender, its nominee or wholly owned subsidiary or their respective employees or agents and irrespective of whether occurring prior to or subsequent to the date upon which Lender, its nominee or wholly owned subsidiary acquires possession of any interest in the Collateral by foreclosure, sale, acceptance of an assignment in lieu of foreclosure or sale or otherwise, as determined to have occurred pursuant to the final nonappealable decision of a court of competent jurisdiction, or (2) as to matters specific and relating solely to the Collateral, occasioned, arising and caused solely as the result of any act of any Person (other than an act of Borrower or any of its Affiliates, or an act of any Governmental Authority, including any change in any applicable law) and occurring subsequent to the earlier to occur of (A) the date of payment and performance in full of the Indebtedness and (B) the date upon which Lender, its nominee or wholly owned subsidiary acquires ownership of the Collateral by foreclosure, sale, acceptance of an assignment in lieu of foreclosure or sale or otherwise of the Collateral. The obligations and liabilities of Borrower, LFSRI II, LFSRI II Alternative and LFSRI-CADIM (each individually, an "Indemnitor", and collectively "Indemnitors") under this Section 8.29 shall survive any termination, satisfaction, or assignment of this Agreement and the exercise by Lender of any of its rights or remedies hereunder, including the acquisition of the Collateral by foreclosure or a conveyance in lieu of foreclosure, or otherwise.

     In case any claim, action or proceeding (a "Claim") is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified party pursuant to this Section 8.29, such Indemnified Party shall give notice thereof to the applicable Indemnitor(s); provided, however, that the failure of such Indemnified Party to so notify the applicable Indemnitor(s) shall not limit or affect such Indemnified Party's rights to be indemnified pursuant to this Section 8.29 hereof, except to the extent such delay shall materially and adversely prejudice the applicable Indemnitor(s)'s defense of such Claim. Upon receipt of such notice of Claim, the applicable Indemnitor(s) shall, at its sole cost and expense, diligently defend any such Claim with counsel reasonably satisfactory to such Indemnified Party. In the alternative, the Indemnified Parties may elect to conduct their own defense through counsel of their own choosing, and at the expense of the applicable Indemnitor(s) , if (i) the Indemnified Parties reasonably determine that the conduct of its defense by an Indemnitor presents a conflict or potential conflict between such Indemnitor and an Indemnified Party that would make separate representation advisable or otherwise could be prejudicial to its interests, (ii) the Indemnitors refuse to defend or (iii) the Indemnitors shall have failed, in Lender's reasonable judgment, to diligently defend the Claim. The applicable Indemnitor(s)may settle any Claim against Indemnified Parties without such Indemnified Parties' consent, provided that (x) such settlement is without any liability, cost or expense whatsoever to such Indemnified Parties, (y) the settlement does not include or require any admission of liability or culpability by such Indemnified Parties under any Legal Requirement, whether criminal or civil in nature, and (z) the applicable Indemnitor(s) obtains an effective written release of liability for such Indemnified Parties from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Parties, and a dismissal with prejudice with respect to all Claims made by the party with whom such settlement is being made, with respect to any pending legal action against such Indemnified Parties in connection with such Claim. If the Indemnified Parties are conducting their own defense as provided above, the applicable Indemnitor(s)shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Parties; provided that such Indemnified Parties have obtained the applicable Indemnitor(s)'s consent to any such settlement, such consent not to be unreasonably withheld or delayed. Nothing contained herein shall be construed as requiring any Indemnified Parties to expend funds or incur costs to defend any Claim in connection with the matters for which such Indemnified Parties are entitled to indemnification pursuant to this Section 8.29 hereof.

     Borrower Acknowledgments. Borrower hereby acknowledges to and agrees with Lender that (i) the scope of Lender's business is wide and includes, but is not limited to, financing, investment in real estate and other transactions which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates and (ii) Borrower and its Affiliates have been represented by competent legal counsel and have consulted with such counsel prior to executing this Loan Agreement and the other Loan Documents.

     Publicity. Lender shall have the right to issue press releases, advertisements and other promotional materials describing Lender's participation in the origination of the Loan, subject to Borrower's approval which shall not be unreasonably withheld, conditioned or delayed.

     Cross Collateralization. Without limitation of any other right or remedy provided to Lender in this Agreement or any of the other Loan Documents, Borrower acknowledges and agrees that, to the full extent permitted under applicable law, upon the occurrence of an Event of Default
(i) Lender shall have the right to pursue all of its rights and remedies in one proceeding, or separately and independently in separate proceedings which it, as Lender, in its sole and absolute discretion, shall determine from time to time, (ii) Lender is not required to either marshal assets, sell Collateral in any inverse order of alienation, or be subjected to any "one action" or "election of remedies" law or rule, (iii) the exercise by Lender of any remedies against any Collateral will not impede Lender from subsequently or simultaneously exercising remedies against any other Collateral, (iv) all Liens and other rights, remedies and privileges provided to Lender in this Agreement and in the other Loan Documents or otherwise shall remain in full force and effect until Lender has exhausted all of its remedies against the Collateral and all Collateral has been foreclosed, sold and/or otherwise realized upon and (v) all Collateral shall be security for the performance of all of Borrower's obligations hereunder.

     Release. Upon full payment of the Indebtedness, Lender shall execute such releases and reconveyances as are customary to release and reconvey the Collateral which secures the Loan and, to the extent held by a custodial agent, shall direct the custodial agent holding the certificates of shares in KPT to return such shares to their owner.

     Assignment by Lender; Participations; Securitization
     ----------------------------------------------------

     8.34.1 Assignments and Participations. Borrower acknowledges that Lender may on or after the Closing Date sell and assign participation interests in and to the Loan, or pledge, hypothecate or encumber, or sell and assign all or any portion of the Loan, to or with such domestic or foreign banks, insurance companies, pension funds, trusts or other institutional lenders or other Persons, parties or investors (including grantor trusts, owner trusts, special purpose corporations, REMICs, FASITs, real estate investment trusts or other similar or comparable investment vehicles) as may be selected by Lender in its sole and absolute discretion and on terms and conditions satisfactory to Lender in its sole and absolute discretion. Subject to the restrictions on disclosure of certain information contained in Section 8.27, Borrower and the members of the Borrower Control Group shall cooperate in all respects with Lender in connection with the sale of participation interests in, and the pledge, hypothecation or encumbrance or sale of all or any portion of, the Loan, and shall, in connection therewith, execute and deliver such estoppels, certificates, instruments and documents as may be reasonably requested by Lender, at no out-of-pocket cost to Borrower. Subject to entry into a confidentiality agreement in customary form for such transactions, Borrower grants to Lender the right to distribute financial and other information concerning Borrower, the Collateral, and all other pertinent information with respect to the Loan to any Person who has purchased a participation interest in the Loan, or who has purchased the Loan, or who has made a loan to Lender secured by the Loan or who has expressed an interest in purchasing a participation interest in the Loan, or expressed an interest in purchasing the Loan or the making of a loan to Lender secured by the Loan. If requested by Lender, Borrower shall execute and deliver, and shall cause the members of the Borrower Control Group (other than the Destination Entities except to the extent same are directly or indirectly controlled by Borrower) to execute and deliver, at no cost or expense to Borrower, such documents and instruments as may be necessary to split the Loan into two or more loans evidenced by separate sets of notes and secured by separate sets of other related Loan Documents to the full extent required by Lender to facilitate the sale of participation interests in the Loan or the sale of the Loan or the making of a loan to Lender secured by the Loan, it being agreed that (a) any such splitting of the Loan will not adversely affect or diminish the rights of Borrower as presently set forth herein and in the other Loan Documents and will not increase the respective obligations and liabilities of Borrower or any other Person associated or connected with the Loan or the Collateral, (b) the Loan Documents securing the Loan as so split will have such priority of lien as may be specified by Lender, and
(c) the retained interest of Lender in the Loan as so split shall be allocated to or among one or more of such separate loans in a manner specified by Lender in its sole and absolute discretion. Notwithstanding the provisions of this Section 8.34.1 to the contrary, neither Borrower nor any member of the Borrower Control Group shall be required to release or disclose any non-public information concerning any Entity, the securities of which are traded publicly, to any Person who has not furnished a confidentiality agreement.

     8.34.2 Effect of Assignment. From and after the effective date of any assignment of all or any portion of the Loan to any Person (an "Assignee")
(a) such Assignee shall be a party hereto and to each of the other Loan Documents to the extent of the applicable percentage or percentages assigned to such Assignee and, except as otherwise specified herein, shall succeed to the rights and obligations of Lender hereunder in respect of such applicable percentage or percentages, and (b) Lender shall relinquish its rights and be released from its obligations hereunder and under the Loan Documents to the extent of such applicable percentage or percentages. The liabilities of Lender and each of the other Assignees shall be separate and not joint and several. Neither Lender nor any Assignee shall be responsible for the obligations of any other Assignee.

     8.34.3 Securitization. Lender, at its option, may elect to effect a securitization of the Loan by means of the issuance of certificates of interest therein or notes secured thereby (the "Securities") rated by one or more Rating Agencies (the "Securitization"). In such event and upon request by Lender to seek to effect such a Securitization, Borrower shall, subject to the restrictions on disclosure set forth in Section 8.27, promptly thereafter cooperate (at no out-of-pocket cost to Borrower) in all reasonable respects with Lender in the Securitization including (a) amending this Agreement and the other Loan Documents, and executing such additional documents, in order to bifurcate the Loan into two or more constituent loans or to effect such other changes as may be reasonably necessary or desirable in connection with a Securitization or requested by a Rating Agency, (b) providing such information as may be requested in connection with the preparation of a private placement memorandum or registration statement required to privately place or publicly distribute the Securities in a manner which does not conflict with federal or state securities laws, (c) providing in connection with such information, an indemnification certificate (i) certifying that Borrower has carefully examined such private placement memorandum or registration statement, as applicable, including the sections entitled "Special Considerations", "Description of the Loan and the Underlying Properties", "Operator", "The Borrower" and "Certain Legal Aspects of the Loan" (or similarly titled sections), and that such Sections (and any other Sections reasonably requested), insofar as they relate solely to Borrower, its Affiliates, the Loan or (to Borrower's knowledge) the Collateral, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (ii) indemnifying Lender, the underwriter or placement agent and any of their Affiliates for any losses, claims, damages or liabilities (the "Liabilities") to which such parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact relating to Borrower, its Affiliates, the Loan or the Collateral contained in such Sections or arise out of or are based upon the omission or alleged omission to state therein a material fact relating to Borrower, its Affiliates, the Loan or (to Borrower's knowledge) the Collateral required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (iii) agreeing to reimburse such parties for any legal or other expenses reasonably incurred by such parties in connection with investigating or defending the Liabilities, (d) causing to be rendered (at Lender's expense) such customary and reasonable opinion letters as may be requested by and satisfactory to any Rating Agency including substantive nonconsolidation opinion letters and an opinion letter from local counsel to the Borrower stating that the assignment of the Loan and the Loan Documents to a trustee in connection with the Securitization is enforceable, (e) making such customary and reasonable representations, warranties and covenants with respect to the Borrower, and the members of the Borrower Control Group, as may be requested by any Rating Agency, (f) providing such information regarding the Collateral and Borrower, members of the Borrower Control Group, and their respective Affiliates as may be reasonably requested by a Rating Agency or potential investors in Securities or otherwise reasonably required in connection with an election of REMIC or FASIT or other tax status and ongoing administration and reporting by any trust formed in connection with the Securitization, (g) amending Borrower's organizational documents or making such other reasonable changes to the structure of Borrower or such of its partners or members or shareholders as may be required by any Rating Agency to conform to requirements customarily imposed in similar transactions, and (h) obtaining a comfort letter (in customary form and containing customary exceptions) from a nationally recognized accounting firm in connection with financial information relating to Borrower and the members of the Borrower Control Group and which is, in connection with the Securitization, presented in a private placement memorandum or prospectus. In no event shall Borrower be required to pay any Rating Agency or other fees or expenses or be required to pay any costs or expenses whatsoever in connection with any such Securitization other than the overhead and internal costs incurred by Borrower in cooperating in the manner described in clauses (a) through (h) above. Notwithstanding the provisions of this
Section 8.34.3 to the contrary, neither Borrower nor any member of the Borrower Control Group shall be required to release or disclose any non-public information concerning any Entity, the securities of which are traded publicly, to any Person who has not furnished a confidentiality agreement.

     8.34.4 Other Business. Lender, each Assignee and each participant and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrower, members of the Borrower Control Group or any of them, any Affiliate of Borrower, any of Borrower's subsidiaries and any Person who may do business with or own interests in or securities of Borrower or any such Affiliate or subsidiary, without any duty to account therefor.

     8.34.5 Privity of Contract. This Agreement is being entered into by Lender individually and as agent for all present and future Assignees, and privity of contract is hereby created among Lender and all present and future Assignees, on the one hand, and Borrower, on the other hand.

     INTENTIONALLY DELETED.

     Joint and Several Liability of Borrower. The obligations of the LFSRI II Borrower and the Senior Quarters Borrower under this Agreement are joint and several.

     Agreement of Lender. In reliance on the truth and accuracy of the representations and warranties of Borrower set forth in Section 4.1(aa), Lender hereby agrees that the delivery of certificates and instruments evidencing ownership of the Collateral to Senior Lender, together with satisfaction of the conditions set forth in Section 3.1(a)(2)(H) hereof to the satisfaction of Lender, shall fulfill the obligation of Borrower, as of the date hereof, to deliver the Collateral to Lender.

     Certain Fees. Notwithstanding anything to the contrary in the Fee Letter or in this Agreement, the Origination Fee (as such term is defined in the Fee Letter), the Funding Fee (as such term is defined in the Fee Letter) and the Unfunded Commitment Additional Interest Payment shall not exceed $1,300,000 in the aggregate.

     Tax Status. CTMPII FC LF (MS) represents and warrants that it is a corporation for United States federal income tax purposes.

     Cooperation. Lender and Borrower acknowledge and agree that contemporaneously with their execution and delivery of this Agreement, Lender and Borrower (including various members of the Borrower Control Group and/or the Operating Companies) have executed various amendments, consents, waivers and collateral assignments supplementing and/or otherwise modifying the provisions of this Agreement with the understanding that such amendments, consents, waivers and collateral assignments are intended to duplicate, to the extent applicable, the corresponding amendments, consents, waivers and collateral assignments granted by the Senior Lender or the Borrower (including various members of the Borrower Control Group and/or the Operating Companies) prior to the date hereof with respect to the Senior Loan. Any amendments, consents, waivers and collateral assignments or other instruments executed and delivered on or prior to the date hereof that had the effect of modifying the rights or obligations of Senior Lender or Borrower under the Senior Loan Documents shall be applicable to and similarly modify the rights and obligations of Borrower or Lender under the Loan Documents and Lender shall not be permitted to declare an Event of Default or make any other claim under the Loan Documents if such Event of Default or if the facts giving rise to such other claim would not have occurred had such amendments, consents and waivers been executed and delivered on or prior to the date hereof with respect to the Senior Loan Documents and been given similar effect with respect to the Loan Documents. In furtherance of the foregoing, Lender and Borrower shall (and Borrower shall cause each member of the Borrower Control Group and each Operating Company to) do and execute, all such further amendments, consents, waivers and collateral assignments to carry out the intents and purposes of this Section to the extent that any consents, waivers and collateral assignments given prior to the date hereof in connection with the Senior Loan are discovered not to have been given in connection with this Loan.

                     - SIGNATURES BEGIN ON NEXT PAGE -

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

                           LENDER:

                           CTMPII FC LF (MS),
                           a Cayman Islands exempted company

                           By:
                               -----------------------------
                                   Name:
                                   Title:

                           BORROWER:

LFSRI II Borrower:         LFSRI II SPV REIT CORP.,
                           a Delaware corporation


                           By:
                               -----------------------------
                                   Name:    John A. Moore
                                   Title: Vice President and Chief Financial
                                          Officer

Senior Quarters Borrower:  SENIOR QUARTERS FUNDING CORP.,
                           a Delaware corporation

                           By:
                               -----------------------------
                                   Name:    John A. Moore
                                   Title: Vice President and Chief Financial
                                          Officer

The undersigned are executing this Agreement solely for the purpose of agreeing to be bound by the provisions of Section 5.1(o), Section 5.2 and
Section 8.29.

                           LF STRATEGIC REALTY INVESTORS II L.P.,
                           LFSRI II ALTERNATIVE PARTNERSHIP L.P., and
                           LFSRI II - CADIM ALTERNATIVE PARTNERSHIP L.P., all Delaware limited partnerships

                           By: Lazard Freres Real Estate Investors L.L.C., a New York limited liability company, their general partner

                           By:
                               -----------------------------
                                   Name:    John A. Moore
                                   Title:   Managing Principal and Chief
                                            Financial Officer

                                 EXHIBIT A

                           PERMITTED INDEBTEDNESS


1.                              As to Borrower:  the Loan and the Senior Loan.

2.                              As to the Fund:

                      o        obligations under the BT Guaranty;

                      o obligations under that certain Guaranty dated as of February 8, 2001 given by the Fund to Senior Lender under the Senior Loan (the "Senior Loan
                               Guaranty");

                      o        obligations under the Contribution
                               Agreement dated as of October 30, 1998
                               among LFSRI II, LFSRI-CADIM and LFSRI
                               II Alternative relating to the Cliveden
                               Hedge Guaranty;

                      o obligations under the Contribution Agreement dated as of February 8, 2001 among members of the Fund relating to the Senior Loan Guaranty;

o obligations under that certain Co-Investment Agreement dated as of June 23, 2002 by and among Prometheus SERT, Kimkon Inc., PSCO Acquisition Corp., the members of the Fund and Kimco Realty
     Corporation, as amended or modified from time to time (the
     "Co-Investment Agreement");

o obligations under the Contribution Agreement dated as of June 23, 2002 among members of the Fund, as amended or modified from time to time relating to the Co-Investment Agreement;

                      o obligations under the Contribution Agreement dated as of the Closing Date among the members of the Fund relating to the Guaranty; and

o indebtedness to members of the Borrower Control Group for expenses paid for by the Fund in the ordinary course of business on behalf of other members of the Borrower Control Group

3. As to Prometheus Senior Quarters, Prometheus SQ Holdings, Prometheus Interim and Atria Holdings,

                      o on the date hereof, (1) (a) obligations pursuant to the Additional Guaranty (the "Fleet Guaranty"), dated as of March 29, 2000, by Prometheus Senior Quarters, Prometheus SQ Holdings, Atria Holdings, Prometheus Interim, Atria, Kapson, Kapson Kew Gardens Corp. and Kapson Riverdale Corp. in favor of Fleet Bank, National Association ("Fleet"); (b) that certain Reaffirmation of Additional Guaranty in favor of Fleet reaffirming the obligations under the Fleet Guaranty; and (c) obligations pursuant to that certain Guaranty pursuant to which Prometheus Senior Quarters has guaranteed the obligations of Kapson Pittsburgh Corp. ("KSH") and Kapson under that certain indemnity agreement pursuant to which KSH and Kapson have agreed to indemnify Allan V. Rose ("Rose") against liabilities under Rose's guaranty of a loan secured by Kapson's South Hills property; and hereafter, (2) such obligations under guarantees of obligations of Atria and Kapson as may be made from time to time hereafter (provided that such members of the Borrower Control Group shall update this Exhibit from time to time to identify all such new guarantees)

4.                             As to the members of the Borrower Control
Group (excluding the Fund):

indebtedness to any direct or indirect parent of such member of the Borrower Control Group for expenses paid for in the ordinary course of business by or on behalf of such member of the Borrower Control Group

                                 EXHIBIT B

                  CERTIFICATE OF U. S. WITHHOLDING STATUS

Reference is made to the Loan Agreement, dated as of July 11, 2002 (as it may be amended, supplemented or otherwise modified, the "Credit Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and between CTMPII FC LF (MS), LFSRI II SPV REIT Corp. and Senior Quarters Funding Corp.

Pursuant to Section 2.13 of the Credit Agreement, the undersigned hereby certifies that:

1. The Lender is the sole record and beneficial owner of the interest in the Loan (the "Interest") in respect of which it is providing this certificate and it shall remain the sole beneficial owner of the Interest at all times during which it is the record holder of such Interest.

2. The Lender is not a "bank" or other Person described in Section 881(c)(3) of the Internal Revenue Code of 1986, as amended (the "Code").


3. The Lender meets all of the requirements under Code Section 871(a) or 881(c) to be eligible for a complete exemption from withholding of Taxes on interest payments made to it under the Credit Agreement, including without limitation, that it is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code). In connection with the foregoing, the Lender represents and warrants that it has not taken and will not take, any action that would cause an Interest held by it at any time during the term of the Credit Agreement to fail to be in registered form within the meaning of U.S. Treasury Regulations
Section 5f.103-1(c).

4. The Lender shall promptly notify the Borrower if any of the representations and warranties made herein are no longer true and correct.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the __ day of ________.

                              [NAME OF LENDER]

                                                    By:
                                                        ----------------------
                                                            Name:
                                                            Title:

                                 SCHEDULE I
                                 ----------

                           INTENTIONALLY DELETED

                                SCHEDULE II
                                -----------

                           COLLATERAL ASSIGNMENTS


1. Collateral Assignment dated as of the date hereof by and between Lender and LFAL.

2. Collateral Assignment dated as of the date hereof by and between Lender and Senior Quarters Borrower regarding a certain Promissory Note, dated March 2, 2001, from Kapson to Senior Quarters Borrower in the maximum advance amount of $15,000,000, a certain Promissory Note, dated March 2, 2001, from Atria to Senior Quarters Borrower in the maximum advance amount of $15,000,000, a certain Promissory Note, dated September 7, 2001, from Atria to Senior Quarters Borrower in the maximum advance amount of $28,500,000, and a certain Promissory Note, dated September 7, 2001, as amended, from Kapson to Senior Quarters Borrower in the maximum advance amount of $7,000,000.

3. Collateral Assignment dated as of the date hereof by and between Lender and Senior Quarters Borrower regarding a certain Promissory Note, dated April 18, 2002 from Atria to Senior Quarters Borrower in the original principal amount of $3,200,000.

4. Collateral Assignment dated as of the date hereof by and between Lender and Senior Quarters Borrower regarding a certain Promissory Note, dated May 2, 2002 from Atria to Senior Quarters Borrower in the original principal amount of $1,150,000.

5. Collateral Assignment dated as of the date hereof by and between Lender and Senior Quarters Borrower regarding a certain Promissory Note dated July 11, 2002 from Atria to Senior Quarters Borrower in the original principal amount of $19,700,000 and a certain Promissory Note dated July 11, 2002 from Kapson to Senior Quarters Borrower in the original principal amount of $10,000,000.

                                SCHEDULE III
                                ------------

                           POST-CLOSING COVENANTS

1.                             INTENTIONALLY DELETED.
                               ---------------------

2. Board Replacement. At any time following acceleration of the Note, subject to the rights of the Senior Lender under the Senior Loan Documents, Lender shall have the right but not the obligation to request Borrower or the applicable member of the Borrower Control Group to, and thereupon Borrower or the applicable member of the Borrower Control Group shall, cause the resignation of its or their appointees or representatives, if any, to the boards of directors, membership committees or other similar bodies having control or decision-making capacity (collectively "Boards") of one or more Board Replacement Entities, and Borrower and the applicable member of the Borrower Control Group shall promptly exercise its substitution rights, if any, by appointing or causing to be appointed individuals selected by Lender to the Boards of such Board Replacement Entities; provided, however, that, notwithstanding the foregoing provisions of this clause (2), neither Borrower nor any member of the Borrower Control Group shall be required to comply with the foregoing provisions of this clause (2) if such compliance would require (a) Borrower, any member of the Borrower Control Group or any of their respective partners, members, officers or directors to violate, breach, or be in default of or under any applicable law or fiduciary obligation to which such Person is bound or subject, or (b) Borrower or any member of the Borrower Control Group to be in default under any contractual obligation existing on the date hereof (other than the foregoing provisions of this clause (2)) to which such Entity is bound or subject.

3. Sale of Assets. At any time following acceleration of the Note, Borrower and the applicable member of the Borrower Control Group shall exercise its rights, if any, to cause the sale or other disposition for value of one or more of the Sale Entities. Any such sale or other disposition shall only be effected on such terms and price which would be obtained in an arm's-length transaction with a third party bona fide purchaser for fair market value. At any time following the occurrence and during the continuation of a monetary Event of Default, if another Person having an Equity Interest in a Sale Entity requests the consent of Borrower or its Affiliates to a sale or other disposition for value of any Sale Entity, on terms and at a price which would be obtained in an arm's-length transaction with a third party bona fide purchaser for fair market value, Borrower shall promptly notify Lender thereof and thereafter the Borrower or its appropriate Affiliate, as the case may be, shall consent to such sale or other disposition for value and cooperate fully in effectuating same. Notwithstanding the foregoing provisions of this clause (3), neither Borrower nor any member of the Borrower Control Group shall be required to comply with the foregoing provisions of this clause (3) if such compliance would require (a) Borrower, any member of the Borrower Control Group or any of their respective partners, members, officers or directors to violate, breach, or be in default of or under any applicable law or fiduciary obligation to which such Person is bound or subject, or (b) Borrower or any member of the Borrower Control Group to be in default under any contractual obligation existing on the date hereof (other than the foregoing provisions of this clause (3)) to which such Entity is bound or subject.

4. Requests for Consent. If at any time after the Closing Date Borrower or any member of the Borrower Control Group is requested to grant any consent or approval pursuant to, or in material modification of, the Agreement of Limited Partnership of AAC III dated as of December 22, 1997, as amended by the First Amendment thereto dated as of November 19, 1998, the Second Amendment thereto dated as of October 6, 2001 and the Third Amendment thereto dated as of March 19, 2002, or the Securityholder's Agreement dated as of December 22, 1997 by and among AAC Inc., the persons listed on Exhibit A thereto and the securityholders of AAC Management LLC listed on Exhibit B thereto, no such consent or approval shall be granted without Lender's prior written consent unless the Borrower or the applicable member of the Borrower Control Group obtains all necessary consents, waivers and approvals (a) to the granting by Borrower or the applicable member of the Borrower Control Group of a second priority pledge and security interest to Lender (subject and subordinate only to a pledge and security interest in favor of Senior Lender in accordance with the provisions of the Senior Loan Documents) in the Equity Interests owned by the Borrower and any member of the Borrower Control Group in AAC Inc.
and AAC III, such documents to be in form and substance reasonably satisfactory to Lender, provided, however, that in the event such consent is refused by the lender and, if different from the lender, the servicer for the Federal National Mortgage Association ("FNMA") under the Master Credit Facility Agreement, dated as of September 17, 1998, among AAC III, Capri Mortgage Capital LLC and the other parties named therein, or under other comparable credit facility agreements made or guaranteed by FNMA, such pledge and security interest shall only be granted with respect to the interests permitted to be pledged thereby, (b) to the execution and delivery by AAC III of any consent to a Direction Letter which may be requested by Lender, in form and substance reasonably satisfactory to Lender, and (c) to an amendment to the organizational documents of AAC, Inc., in form and substance reasonably satisfactory to Lender, to become effective automatically upon acceleration of the Loan, waiving all REIT ownership limitation provisions with respect to the Transfer to Lender and its successors and assigns, of the Equity Interests in AAC, Inc. and AAC
III; provided, however, that, notwithstanding the foregoing provisions of this clause (4), neither Borrower nor any member of the Borrower Control Group shall be required to comply with the foregoing provisions of this clause (4) (x) if such compliance would require Borrower, any member of the Borrower Control Group or any of their respective partners, members, officers or directors to violate, breach, or be in default of or under any applicable law or fiduciary obligation to which such Person is bound or subject, or (y) if such compliance would require Borrower or any member of the Borrower Control Group to be in default under any contractual obligation existing on the date hereof (other than the foregoing provisions of this clause (4)) to which such Entity is bound or subject or (z) in respect of any consent or approval requested in connection with the divestiture or potential divestiture of any of the assets or properties of AAC III or in the Equity Interest in AAC III.

5. Additional Collateral. At any time after the Closing Date that any member of the Borrower Control Group shall acquire any direct or indirect Equity Interest in any Entity or any debt instrument thereof, Borrower shall cause to be granted to Lender a perfected, second priority Lien (subject and subordinate only to a pledge and security interest in favor of Senior Lender in accordance with the provisions of the Senior Loan Documents) in such Equity Interest or debt instrument within 5 Business Days following the acquisition thereof. In furtherance of the foregoing, at such times as Borrower makes loans to Atria and/or Kapson, such loans shall be evidenced by notes and other loan documents in form reasonably satisfactory to Lender, and Borrower will grant to Lender a perfected second priority lien and security interest (subject and subordinate only to a pledge and security interest in favor of Senior Lender in accordance with the provisions of the Senior Loan Documents) in the loans to said entities, the notes evidencing such loans and any collateral granted to Borrower to secure such loans. Any such liens and security interests shall be created and evidenced by documentation in form and substance reasonably satisfactory to Lender, including any UCC or other searches and filings, and legal opinions, which Lender may request. The requirement to furnish such additional collateral shall not be deemed to constitute the consent by Lender (to the extent that such consent is otherwise required by this Agreement or any Loan Document) to any such acquisition or to the making of any loan, or a waiver of any right to withhold such consent which Lender may otherwise have. All such additional collateral shall be provided at Borrower's expense. Notwithstanding the foregoing, Borrower shall not be required to pledge any Equity Interests with respect to Cliveden, the Destination Entities and PSCO Acquisition Corp.

                                SCHEDULE IV
                                -----------

                             PLEDGE AGREEMENTS
                             -----------------

                               Pledge and Security Agreement dated as of the
date hereof by and between Lender, LFSRI II ES and Prometheus ES.

                               Pledge and Security Agreement dated as of the
date hereof by and between Lender and Prometheus Assisted.

                               Pledge and Security Agreement dated as of the
date hereof by and between Lender and LFSRI II Assisted.

                               Pledge and Security Agreement dated as of the
date hereof by and between Lender and Prometheus UK.

                               Pledge and Security Agreement dated as of the
date hereof by and between Lender, the Fund, Prometheus Senior Quarters and Prometheus Assisted.

                               Pledge and Security Agreement dated as of the
date hereof by and between Lender, Prometheus SQ Holdings, Prometheus Interim and Senior Quarters Borrower.

                               Pledge and Security Agreement dated as of the
date hereof by and between Lender and Prometheus Interim.

                               Pledge and Security Agreement dated as of the
date hereof by and between Lender and Atria Holdings.

                               Pledge and Security Agreement dated as of the
date hereof by and between Lender, Prometheus Senior Quarters, Prometheus
SQ Holdings and Atria Holdings.

                               Pledge and Security Agreement dated as of the
date hereof by and between Lender, and LFSRI II, LFSRI II Alternative and LFSRI-CADIM.

                               Pledge and Security Agreement dated as of the
date hereof by and between Lender, LFSRI II Borrower and PMAIT.

                               Pledge and Security Agreement dated as of the
date hereof by and between Lender, LFSRI II Borrower, and Prometheus SE LLC and Prometheus SERT.

                               Pledge and Security Agreement dated as of the
date hereof by and between Lender, Prometheus SE LLC and Prometheus SERT.

                               Pledge and Security Agreement dated as of the
date hereof by and between Lender, LFSRI II ES and Prometheus ES.

                              SCHEDULE 4.1(d)

     1. David Osher v. Konover Property Trust, Inc. et. al. (including Prometheus SERT), Civil No. 24-C-02-001430 [consolidated with Civil No. 24-C-02-001810 and Civil No. 24-C-02-001823].

     2. BlackAcre Bridge Capital LLC et al. v. Konover Property Trust, Inc., Civil No. ___.

     3. The Series A Preferred Stockholders of Konover Property Trust, Inc. have threatened litigation.

                              SCHEDULE 4.1(q)

A portion of the Final Advance may be used to purchase or carry "margin stock" in accordance with Regulation U and any other Regulation of the Board of Governors.

                              SCHEDULE 4.1(z)

1. Second Amendment to Agreement of Limited Partnership of American Apartment Communities III, L.P., dated as of October 6, 2001, by and among AAC Management LLC, a Delaware limited liability company, Arlington Executive Club LLC, an Ohio limited liability company and Alexandria Executive Club LLC, an Ohio limited liability company.

2. Third Amendment to Agreement of Limited Partnership of American Apartment Communities, L.P., dated as of March 19, 2002, by and among AAC Management LLC, a Delaware limited liability company, Arlington Executive Club LLC, an Ohio limited liability company and Alexandria Executive Club LLC, an Ohio limited liability company.

3. Sixth Amendment to Agreement of Limited Partnership of The Rubenstein Company, L.P., dated as of January 1, 2001, by and among TRC Realty, Inc.-GP, a Pennsylvania corporation, Prometheus Mid-Atlantic Investors Trust, a Maryland real estate investment trust and TRC Investment Associates, L.P., a Pennsylvania limited partnership.

4. Seventh Amendment to Agreement of Limited Partnership and Securityholders Agreement of The Rubenstein Company, L.P., dated as of November 8, 2001, by and among TRC Realty, Inc.-GP, a Pennsylvania corporation, Prometheus Mid-Atlantic Investors Trust, a Maryland real estate investment trust, TRC Investment Associates, L.P., a Pennsylvania limited partnership and TRC Associates Limited Partnership, a Delaware limited partnership.

5. Redemption Agreement, dated and effective as of June 30, 2002, by and among the Rubenstein Company, L.P. and Prometheus Mid-Atlantic Investors Trust, a Maryland real estate investment trust.

6. Operating Agreement of TRC Westfield Holdings, L.L.C., dated and effective as of June 30, 2002.

7. Agreement and Amendment to Operating Agreement dated as of May 13, 2002 by and among Prometheus UK Hospitality LLC and Lowe Destination Europe, LLC, among others.

8. Amendment to Operating Agreement of Destination Europe USA, LLC, dated as of April 8, 1999.

9. Amendment to the Limited Liability Company Agreement of Prometheus Extended Stay L.L.C. dated as of April 21, 1999.

10.First Amendment to the Limited Liability Company Agreement of
   Prometheus Extended Stay L.L.C. dated as of June 30, 1999.

11.Amendment to the Limited Liability Company Agreement of Prometheus
   Extended Stay L.L.C. dated as of April 24, 2000.

                             TABLE OF CONTENTS
                             -----------------

                                                                          PAGE
                                                                          ----

Article I         CERTAIN DEFINITIONS........................................1

         Section 1.1.          Definitions...................................1

Article II        GENERAL TERMS.............................................22

         Section 2.1.          Loan Advances................................22

         Section 2.2.          Use of Proceeds..............................25

         Section 2.3.          Security for the Loan........................26

         Section 2.4.          Note.........................................26

         Section 2.5.          Principal and Interest Payments..............26

         Section 2.6.          Prepayments..................................27

         Section 2.7.          Application of Payments......................30

         Section 2.8.          Payment of Debt Service, Method and Place of
                               Payment......................................30

         Section 2.9.          Taxes........................................30

         Section 2.10.         Exit Additional Interest Payment.............30

         Section 2.11.         INTENTIONALLY DELETED........................30

         Section 2.12.         Unfunded Commitment Additional Interest
                               Payment......................................31

         Section 2.13.         Withholding..................................31

Article III       CONDITIONS PRECEDENT AND THE ACCOUNTS.....................32

         Section 3.1.          Conditions Precedent to the Making of the
                               Loan.........................................32

         Section 3.2.          Form of Loan Documents and Related
                               Matters......................................36

         Section 3.3.          The Accounts.................................36

         Section 3.4.          Investment and Control of Accounts...........37

Article IV        REPRESENTATIONS AND WARRANTIES............................37

         Section 4.1.          Representations and Warranties of
                               Borrower.....................................38

         Section 4.2.          Survival of Representations and
                               Warranties...................................43

Article V         AFFIRMATIVE COVENANTS.....................................43

         Section 5.1.          Borrower Covenants...........................43

         Section 5.2.          Fund Covenants...............................51

Article VI        NEGATIVE COVENANTS........................................52

         Section 6.1.          Borrower Negative Covenants..................52

Article VII       DEFAULTS..................................................54

         Section 7.1.          Event of Default.............................55

         Section 7.2.          Remedies.....................................57

         Section 7.3.          Remedies Cumulative..........................58

         Section 7.4.          Lender's Right to Perform....................58

Article VIII      MISCELLANEOUS.............................................58

         Section 8.1.          Survival.....................................58

         Section 8.2.          Lender's Discretion..........................59

         Section 8.3.          Governing Law................................59

         Section 8.4.          Modification, Waiver in Writing..............60

         Section 8.5.          Delay Not a Waiver...........................60

         Section 8.6.          Notices......................................60

         Section 8.7.          TRIAL BY JURY................................61

         Section 8.8.          Headings.....................................61

         Section 8.9.          Assignment...................................61

         Section 8.10.         Severability.................................62

         Section 8.11.         Preferences..................................62

         Section 8.12.         Waiver of Notice.............................62

         Section 8.13.         Remedies of Borrower.........................63

         Section 8.14.         Full Recourse................................63

         Section 8.15.         INTENTIONALLY DELETED........................63

         Section 8.16.         Exhibits Incorporated........................63

         Section 8.17.         Offsets, Counterclaims and Defenses..........63

         Section 8.18.         No Joint Venture or Partnership..............63

         Section 8.19.         Waiver of Marshalling of Assets Defense......63

         Section 8.20.         Waiver of Counterclaim.......................64

         Section 8.21.         Conflict; Construction of Documents..........64

         Section 8.22.         Brokers and Financial Advisors...............64

         Section 8.23.         Counterparts.................................64

         Section 8.24.         Payment of Expenses..........................64

         Section 8.25.         Bankruptcy Waiver............................65

         Section 8.26.         Entire Agreement.............................65

         Section 8.27.         Dissemination of Information.................65

         Section 8.28.         Limitation of Interest.......................66

         Section 8.29.         Indemnification..............................67

         Section 8.30.         Borrower Acknowledgments.....................69

         Section 8.31.         Publicity....................................69

         Section 8.32.         Cross Collateralization......................69

         Section 8.33.         Release......................................70

         Section 8.34.         Assignment by Lender; Participations;
                               Securitization...............................70

         Section 8.35.         INTENTIONALLY DELETED........................73

         Section 8.36.         Joint and Several Liability of Borrower......73

         Section 8.37.         Agreement of Lender..........................73

         Section 8.38.         Certain Fees.................................73

         Section 8.39.         Tax Status...................................73

         Section 8.40.         Cooperation..................................73

EXHIBIT A - PERMITTED INDEBTEDNESS
EXHIBIT B - CERTIFICATE OF U.S. WITHHOLDING STATUS
SCHEDULE I - INTENTIONALLY DELETED
SCHEDULE II -COLLATERAL ASSIGNMENTS
SCHEDULE III - POST-CLOSING COVENANTS
SCHEDULE IV -PLEDGE AGREEMENTS
SCHEDULE 4.1(d) - EXISTING AND THREATENED LITIGATION
SCHEDULE 4.1(q) - MARGIN PROCEEDS
SCHEDULE 4.1(z) - CERTAIN ORGANIZATIONAL DOCUMENTS

                               LOAN AGREEMENT



                         Dated as of July 11, 2002



                               by and between



                          LFSRI II SPV REIT CORP.
                     and SENIOR QUARTERS FUNDING CORP.
                        collectively, (as Borrower)


                                    and


                             CTMPII FC LF (MS)
                                (as Lender)